As Filed with the Securities and Exchange Commission on July 31, 1996.
                                Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                                AMENDMENT NO. 1
                                    FORM S-1
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                            -------------------------

                            CHAPARRAL RESOURCES, INC.
             (Exact name of registrant as specified in its charter)


       Colorado                   1311                         84-0630863
 ---------------------   ---------------------------        -----------------
(State or other          (Primary Standard Industrial      (I.R.S. Employer
 jurisdiction of          Classification Code Number)       Identification No.)
 incorporation or
 organization)

                                                     PAUL V. HOOVLER
 621 Seventeenth Street, Suite 1301        621 Seventeenth Street, Suite 1301
       Denver, Colorado 80293                     Denver, Colorado 80293
           (303) 293-2340                             (303) 293-2340
 -----------------------------------------  -----------------------------------
(Address, including zip code, and           (Name, address, including zip code,
 telephone number, including area code,      and telephone number, including
 of registrant's principal executive         area code, of agent for service)
 offices)

                                 With Copies to:

                              Thomas S. Smith, Esq.
                              Alan W. Peryam, Esq.
                            Hopper and Kanouff, P.C.
                         1610 Wynkoop Street, Suite 200
                             Denver, Colorado 80202
                                 (303) 892-6000

     Approximate date of proposed sale to the public: As soon as practicable following the date on which the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                       Proposed Maximum          Proposed Maximum       Amount of
Title of Each Class of                      Amount to be                 Offering Price             Aggregate         Registration
Securities To Be Registered(1)               Registered                    Per Share              Offering Price           Fee
- ------------------------------             ---------------             ----------------          -----------------    -------------

Common Stock............................   18,783,325 Shares(2)           $  1.50(3)            $   28,174,990       $ 9,715.51(3)

Common Stock Underlying Warrants........    1,802,000 Shares(4)           $  1.50(3)            $    2,704,000       $   932.07(3)
                                                                                                                      ---------


                                   Total          XXX                          XXX                        XXX        $10,647.58
====================================================================================================================================

          (1) In accordance with Rule 416, there are hereby being registered an indeterminate number of additional shares of Common Stock which may be issued as a result of the anti-dilution provisions of the Warrants or as a result of any future stock split or stock dividend.

          (2) Consists of shares of common stock ("Common Stock") previously issued in private placements, for private acquisitions or upon exercise of warrants issued in private placements.

          (3)  The  registration  fee was calculated in accordance with Rule 457
               (c) and is based on the average of the high and low prices of Registrant's Common Stock, as reported on the NASDAQ Small-Cap Market on July 1, 1996.

          (4) Registered for resale upon exercise of Warrant. Includes Common Stock underlying (i) Warrants exercisable for 80,000 shares at $0.40, (ii) Warrants exercisable for 700,000 shares at $0.25, and
               (iii) Warrants exercisable for 1,022,000 shares at $0.0000097.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



                            CHAPARRAL RESOURCES, INC.
                              Cross Reference Sheet

                                     PART I
                     INFORMATION REQUIRED IN THE PROSPECTUS
Item
Number         Form S-1 Item Number                               Caption or Location in Prospectus
- ------         --------------------                               ---------------------------------

1.             Forepart of the Registration Statement and         Front of Registration Statement and Outside
               Outside Front Cover of Prospectus                  Front Cover of Prospectus

2.             Inside Front and Outside Back Cover Pages          Inside Front and Outside Back Cover Pages of
               of Prospectus                                      Prospectus

3.             Summary Information, Risk Factors, and             Prospectus Summary and Risk Factors
               Ratio of Earnings to Fixed Charges

4.             Use of Proceeds                                    Use of Proceeds
5.             Determination of Offering Price                    Not Applicable
6.             Dilution                                           Not Applicable
7.             Selling Security Holders                           Selling Securityholders
8.             Plan of Distribution                               Front Cover and Plan of Distribution
9.             Description of Securities to be Registered         Front of Registration Statement, Outside Front
                                                                  Cover of Prospectus and Description of
                                                                  Securities
10.            Interests of Named Experts and Counsel             Not Applicable

11.            Information With Repect to the Registrant

      (a)      Description of Business                            Business
      (b)      Description of Property                            Business--Properties
      (c)      Legal Proceedings                                  Not Applicable
      (d)      Market Price of and Dividends on the               Market Prices of Common Equity, Dividend
               Registrant's Common Equity and Related             Policy and Related Stockholder Matters
               Stockholder Matters
      (e)      Financial Statements                               Financial Statements
      (f)      Selected Financial Data                            Prospectus Summary
      (g)      Supplementary Financial Information                Management's Discussion and Analysis of
                                                                  Financial Condition and Results of Operations`
      (h)      Management's Dicsussion and Analysius of           Management's Discussion and Analysis of
               Financial Condition and Results of Opera-          Financial Condition and Results of Operations
               tions
      (i)      Changes in and Disagreements with Accoun-          Not Applicable
               tants on Accounting and Financial Disclosure
      (j)      Directors and Executive Officers                   Management
      (k)      Executive Compensation                             Executive Compensation
      (l)      Security Ownership of Certain Beneficial           Security Ownership of Certain Beneficial
               Owners and Management                              Owners and Management
      (m)      Certain Relationships and Related Transac-         Certain Transactions
               tions
12.            Disclosure of Commission Position on               Not Applicable
               Indemnification for Securities Act Liabilities


                                       SUBJECT TO COMPLETION DATED JULY 31, 1996


PROSPECTUS


                            CHAPARRAL RESOURCES, INC.

                        20,585,325 Shares of Common Stock




     This Prospectus relates to the resale by the holders (the "Selling Securityholders") named herein of up to 20,585,325 shares of the $0.10 par value common stock ("Common Stock") of Chaparral Resources, Inc. ("Company"), of which 18,783,325 shares are currently issued and outstanding and 1,802,000 shares are issuable upon the exercise of outstanding warrants ("Warrants") to purchase shares of Common Stock. The shares of Common Stock offered hereby for resale and the shares of Common Stock issuable upon exercise of Warrants were, or will be, issued in private transactions by the Company. See "Plan of Distribution" and "Selling Securityholders."

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Securityholders. If all of the Warrants are exercised, of which there is no assurance, the Company would receive proceeds of up to approximately $207,000. There is no assurance that all or any portion of the Warrants will be exercised. However, the holders of the Warrants will have to exercise the Warrants in order to sell the shares of Common Stock underlying the Warrants which are offered for resale hereby.


                     -------------------------------------


     FOR INFORMATION CONCERNING CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PURCHASERS OF THE COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" COMMENCING ON PAGE 8 OF THIS PROSPECTUS.



                     -------------------------------------


             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







              The date of this Prospectus is ________________, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D. C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. The commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the office of the National Association of Securities Dealers, Inc. 9513 Key West Avenue, Rockville, Maryland 20850-3389.

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and related notes appearing elsewhere in this Prospectus. Certain oil and gas terms used in this Prospectus are defined in the Glossary at page 38.

                                   The Company

     Chaparral Resources, Inc. ("Company"), which was incorporated under the laws of the state of Colorado in 1972, is an independent oil and gas exploration and production company based in Denver, Colorado. Historically, the Company has produced and sold crude oil and natural gas to oil and gas purchasers in the immediate area where the oil and gas is produced. The Company owns, acquires and sells oil and gas leases and other mineral interests and drills and participates with others in drilling and operating oil and gas fields and wells. The Company attempts to obtain outside development capital on a joint venture basis and to share the risk of its drilling with others engaged in the oil and gas business by arranging farmouts to and from others. Most of the wells from which the Company currently is receiving production are owned only partially by the Company.

     Until 1994, the Company's oil and gas activities were concentrated solely in the United States. During early 1994, the management of the Company made a strategic decision to pursue international oil and gas projects, with initial emphasis on the Commonwealth of Independent States (the former Soviet Union). Due to its involvement in the Karakuduk Oil Field Project in Kazakstan ("Karakuduk Field" or "Karakuduk Project") described below, the Company divested its domestic working interest oil and gas properties other than one property located in western Colorado and various small overriding royalty interests in 85 producing wells located in Colorado, North Dakota and Wyoming, from which limited future revenue is anticipated. See "Business--Markets."

     The Company has completed the acquisition of a net 45% beneficial interest in Karakuduk Munay, Inc. ("KKM"), a Kazakstan joint stock company which holds a governmental license to develop the Karakuduk Oil Field, a 16,900 acre oil field in the Republic of Kazakstan which was discovered in 1972 with the drilling of 22 exploratory and development wells by the former Soviet Union. The Karakuduk Field has never been commercially produced. The Company plans to pursue the development and commercial production of the reserves of oil in the Karakuduk Field. See "Properties."

     The Company's address is 621 Seventeenth Street, Suite 1301, Denver, Colorado 80293 and its telephone number is (303) 293-2340.




                                  The Offering


Common Stock Outstanding Prior to the Offering .......................   37,376,517 shares

Total Possible Shares of Common Stock Outstanding
After the Offering ...................................................   39,178,517 shares including 1,802,000 shares
                                                                         issuable upon the exercise of various
                                                                         outstanding Warrants

Use of proceeds ......................................................   Proceeds from any exercise of Warrants will be
                                                                         used by the Company for general corporate purposes

Securities being offered for resale by Selling
Securityholders ......................................................   20,585,325 shares of Common Stock;


NASDAQ symbol ........................................................   CHAP for Common Stock

- -------------------


     The securities offered hereby involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors."

                   Selected Consolidated Financial Information

     The following selected consolidated financial information for the years ended November 30, 1991 through November 30, 1995, for the six months ended May 31, 1995 and 1996, and as of November 30, 1995 and May 31, 1996, respectively, for the Company are derived from the financial statements of the Company and should be read in conjunction with the Consolidated Financial Statements appearing elsewhere in this Prospectus.

                                        Six Months Ended
                                             May 31,                               Year Ended November 30,
                                      -------------------     ------------------------------------------------------------
                                       1996         1995         1995        1994         1993         1992         1991
                                       ----         ----         ----        ----         ----         ----         ----


Oil and gas sales ..............   $  81,000    $ 136,000     $ 255,000   $ 374,000    $ 414,000    $ 492,000    $ 523,000
Total revenue* .................      81,000      136,000       255,000     374,000      414,000      492,000      607,000
Noncash write-down of oil
  and gas properties ...........        --           --         619,000     416,000      230,000         --           --
Net (loss) .....................    (340,000)     (10,000)     (704,000)   (474,000)    (123,000)    (121,000)    (154,000)
Net (loss) per
  common share .................       (0.01)       (0.00)        (0.04)      (0.02)       (0.01)       (0.01)       (0.01)
Present value of proved
  reserves .....................  Not available Not available   427,000   1,084,000    1,360,000    1,429,000    1,643,000
Proved oil reserves (bbls) .....  Not available Not available    66,185     111,690      141,748      105,973      209,136
Proved gas reserrves (mcf) .....  Not available Not available 3,062,417   3,294,730    2,305,142    1,485,556    1,321,377

- -----------------------

     *Certain   reclassifications   have  been  made  to  conform  prior  years'
information with the current year presentation.


                                                         May 31,     November 30,
                                                          1996           1995
Balance Sheet Data:                                    ----------    -----------

Working capital ..................................    $   574,000     $  366,000
Total assets .....................................     15,535,000      5,595,000
Purchase commitment ..............................      1,225,000         - 0 -
Long-term obligations and deferred items .........         - 0 -         461,000
Shareholders' equity .............................     14,035,000      4,920,000

                                  RISK FACTORS

     An investment in the Company's Common Stock is speculative and involves a high degree of risk. The Common Stock should be purchased only by persons who are sophisticated in financial matters and business investments. The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered carefully before purchasing Common Stock of the Company.

     1. Financial Condition and Need for Additional Financing. The Company has incurred operating losses for each of its last five fiscal years, including a loss in excess of $700,000 for the fiscal year ended November 30, 1995, and a loss of $340,000 for the six months ended May 31, 1996. The Company presently lacks financial resources to meet its expected cash requirements for the balance of the fiscal year. The Company does not have significant income-producing properties and one of its principal assets, an interest in the Karakuduk Field, is substantially undeveloped, and development will require substantial amounts of additional capital. The license to KKM specifies that a minimum work plan of approximately $10 million in 1996, $34 million in 1997 and $12 million in 1998 be established, which must be expended unless waivers or deferrals are obtained from the licensing authority. The Company's subsidiary must provide funds required by KKM to satisfy the work plan in order to maintain the Company's interest in the Karakuduk Project. The Company will be required to raise additional capital to finance the obligations under the license for the Karakuduk Project, and to satisfy working capital needs. The Company may seek to raise additional capital through debt or equity offerings, encumbering properties or entering into arrangements whereby certain costs of exploration or development will be paid by others to earn an interest in the properties. The present environment for financing of small oil and gas companies, or the ongoing obligations of an oil and gas business, or the acquisition of oil and gas properties, is uncertain due, in part, to the substantial instability in oil and gas prices in recent years. There can be no assurance that the additional debt or equity financing expected to be necessary to fund the Company's operations and obligations will be available to the Company on economically acceptable terms. If sufficient funds cannot be raised to meet the Company's obligations with respect to the Karakuduk Project, its interest in such property might be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company" and "Properties."

     2. Risks Inherent in Oil and Gas Exploration. There can be no assurance that the Company, through KKM, will be able to discover, develop and produce sufficient reserves in the Karakuduk Field, or elsewhere, to recover the expenses incurred in connection with the exploration thereof and achieve profitability. The odds against discovering commercially exploitable oil or gas reserves are always substantial and, in the case of the Company, will be increased as a result of the concentration of its activities in areas that have not yet been significantly explored and where political or other unknown developments could adversely affect commercialization. The Company, through KKM, will be required to perform expensive geological and/or seismic surveys with respect to its properties and, depending on the results of such surveys, only subsequent drilling at substantial cost and high risk can determine whether commercial development of the properties is feasible. Oil and gas drilling is frequently marked by unprofitable efforts, not only from unproductive wells, but also from productive wells which do not produce sufficient amounts to return a profit on the amount expended, and from developed oil or natural gas reserves which cannot be marketed. The Company will be subject to all of the risks normally incident to drilling for and producing oil and gas, including such events as blowouts, cratering, fires or accidents, any of which could result in damage to or loss of life and property. In accordance with industry practice, the Company is not fully insured against these risks, nor are all such risks insurable.

     3. Risks Inherent in Foreign Operations. Because of the Company's interest in KKM and the Karakuduk Project, the Company will be subject to certain risks inherent in the ownership and development of foreign properties, including without limitation, cancellation or renegotiation of contracts, royalty increases, tax increases, retroactive tax claims, expropriation, adverse changes in currency values, foreign exchange controls, import and export regulations, environmental controls, and other laws and regulations which may adversely affect the Company's interest in the Karakuduk Project. The Company's operations and agreements will also be governed by laws of the Republic of Kazakstan and other foreign and international law. In the event of a dispute, the Company may be subject to the exclusive jurisdiction of foreign courts or arbitration tribunals, or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. In addition, the Company might be hindered or prevented from enforcing its rights with respect to a government agency, instrumentality or other entity because of various foreign laws or practices.

     The Company has no prior experience operating in any foreign country, including the Republic of Kazakstan, and may encounter unexpected difficulties in conducting foreign operations. Although the Company believes that the recent and continuing political, social and economic developments in Kazakstan have created opportunities for foreign investment, uncertainty continues to exist about the economic stability of the Commonwealth of Independent States, including the Republic of Kazakstan.

     The Company has endeavored to protect itself from certain risks by seeking reasonable political risk insurance against certain political and commercial risks, but there is no certainty that the steps taken will provide adequate protection to the Company's endeavors in Kazakstan. See "Business--Risks of Foreign Operation."

     4. Risks of Joint Ventures; Risks Associated With Indirect Investments. The exploration and development of the Company's Kazakstan property is governed by the terms of an agreement (the "1995 Agreement") between KKM and the Ministry of Oil and Gas Industry for Kazakstan, a license issued June 28, 1995 to KKM (the "Kazakstan License") from the Republic of Kazakstan, and the terms of a joint venture agreement between Central Asian Petroleum (Guernsey) Limited ("CAP-G") and KKM. CAP-G is presently owned 90% by the Company and the Company has an option to acquire the balance of CAP-G by December 1997. The 1995 Agreement requires KKM to advance 100% of the costs required for development of the Karakuduk Field and the joint venture agreement requires CAP-G to loan to KKM all such costs. There can be no assurance that the minority stockholder of CAP-G, or any successor, will contribute or will be in a position to contribute his proportionate share of the costs and expenses for either entity. The Company expects to assume all financing obligations or risk the forfeiture of the property. The 1995 Agreement and the Kazakstan License include numerous requirements which must be met to maintain the interest in the Karakuduk Field. In addition, the Company's ability to utilize any revenue generated by the successful development of the Karakuduk Field and marketing of any petroleum produced, held indirectly and beneficially by the Company through CAP-G and KKM, may be limited. Limitations may result from governmental or other restrictions which may prevent or inhibit shipment or sale of petroleum products produced, or the distribution of funds from KKM to CAP-G or from CAP-G to the Company. See "Business--Karakuduk Project."

     5. Competition. Oil and gas exploration is extremely competitive. The Company must compete with many long-established oil companies and with independent operators in acquiring properties both in and out of the United States suitable for exploration, in contracting for drilling, equipment, such as drilling rigs, and in securing trained personnel, particularly in Kazakstan. There can be no assurance that the Company will be able successfully to compete for the services and supplies necessary to develop its properties.

     6. Markets. There is substantial uncertainty as to the prices at which reserves of oil and gas produced by the Company, if any, may be sold. It is possible that, under the market conditions prevailing in the future, the production and sale of oil or natural gas from the Karakuduk Field may not be commercially feasible. The availability of a ready market and the price obtained for oil and gas produced depends upon numerous factors beyond the control of the Company. The current market for oil and gas is characterized by instability which has caused fluctuations in both oil and gas prices in recent years and there can be no assurance of any price stability in the near future.

     7. Limitations on Accuracy of Reserve Estimates. This Prospectus and the Consolidated Financial Statements include unaudited information concerning the Company's estimated oil and gas reserves. Estimates of reserves may vary substantially depending, in part, on the assumptions made and may be subject to adjustment either up or down in the future. The actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas reserves to be encountered may vary substantially from the estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, the Company's reserves may be subject to downward or upward revision, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors. If these estimates of quantities, prices and costs prove inaccurate, the Company is unsuccessful in expanding its oil and gas reserves base with its capital expenditure program, and/or declines in and instability of oil and natural gas prices occur, then writedowns in the capitalized costs associated with the Company's oil and gas assets may be required. Investors should also note the different categories of reserves and that the category of "proved undeveloped" reserves carries substantially more risk than the category of "proved developed" reserves. In the case of the Karakuduk Field, the Company does not consider any reserves of oil and gas to be proven and does not include in its other estimates of proven reserves any amount attributable to the Karakuduk Field.

     8. Development Risks and Production. A portion of the Company's oil and gas reserves are proved undeveloped reserves. Successful development and production of such reserves, although they are categorized as "proved," cannot be assured. Additional drilling will be necessary in future years both to determine production, to maintain production levels and to define the extent and recoverability of existing reserves. There is no assurance that the proposed oil and gas wells of the Company will produce at anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained.

     9. Price Volatility. The revenues generated by the Company and estimated future net revenue are highly dependent upon the prices of oil and natural gas. The energy market makes it difficult to estimate future prices of oil and natural gas. For instance, the price of oil dropped from approximately $18.00 per barrel as of November 30, 1992, to less than $12.00 per barrel as of November 30, 1993. The Company's average collected prices for oil in 1994 was $12.75 per barrel and for natural gas was $1.44 per thousand cubic feet ("mcf") and for 1995 were $14.27 and $1.02, respectively. On June 1, 1996, the posted price for oil near the Company's one domestic producing property was $20 per barrel and for natural gas was approximately $1.05 per mcf. The reserve valuations shown in the Prospectus are based on the November 30, 1995 prices of $15.50 per barrel of oil and $1.00 per mcf of natural gas. Various factors beyond the control of the Company affect prices of oil and natural gas, including worldwide and domestic supplies, and demand for, oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls. As in the past, it is likely that oil and gas prices will continue to fluctuate in the future which may adversely affect the Company's business.

     10. Government Regulation and Environmental Risks. The production and sale of gas and oil are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters, including taxes. Many jurisdictions have at various times imposed limitations on the production of gas and oil by restricting the rate of flow for gas and oil wells below their actual capacity to produce. In addition, many states have raised state taxes on energy sources and additional increases may occur, although increases in state energy taxes would have no predictable effect on natural gas and oil prices. In Kazakstan, the Company expects to encounter a myriad of government and political regulation. The Company believes it is in substantial compliance with applicable environmental and other government laws and regulations, however, there can be no assurance that significant costs for compliance will not be incurred in the future. At present, it cannot be determined to what degree stricter regulations would adversely impact the Company's operations.

     11. Dependence On Management. The Company is dependent upon the expertise and abilities of its current officers. If the Company loses the services of any one of its officers as a result of disability, death, or otherwise, its business could be adversely affected until a replacement could be found.

     12. No Dividends. The Company has paid no cash dividends on its Common Stock since incorporation. At the present time, the Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. Any future dividends will depend upon the earnings, if any, of the Company, its financial requirements and other factors.

     13. Outstanding Warrants. As of July 1, 1996, the Company had outstanding warrants entitling the holders to purchase a total of 2,802,000, shares of the Company's Common Stock. The exercise prices of the outstanding warrants range from $0.00001 per share to $0.40 per share. The holders of the outstanding warrants might have the opportunity to profit from a rise in the market price (of which there is no assurance) of the shares of the Company's Common Stock underlying the warrants, and their exercise may dilute the ownership interest in the Company held by other shareholders. Shares of Common Stock underlying all outstanding warrants have been registered for resale. Resales of Common Stock issued upon exercise of warrants could adversely effect the market price for Common Stock.

     14. Risks Associated With Forward-Looking Statements. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and the Company intends that such forward-looking statements be subject to the safe harbors for such statements under such sections. The Company's forward-looking statements include the plans and objective of management for future operations, including plans and objectives relating to the Karakuduk Project and future performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus include or relate to the (i) success of the Company in developing, producing and selling expected reserves of oil in the Karakuduk Field, (ii) success of the Company in raising required financing to meet the funding obligations for KKM, (iii) success of the Company in producing and marketing proven oil and natural gas reserves and (iv) success of the Company in improving its overall financial operating results.

     The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that the Company will have adequate financial resources to fund the development of the Karakuduk Field, that significant reserves of oil will be developed in the Karakuduk Field which can be readily and profitably marketed, and that there will be no material adverse change in the Company's operations or business. The foregoing assumptions are based on judgment with respect to, among other things, oil and natural gas reserve information available to the Company, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. Accordingly, although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this Prospectus, there are a number of other risks presented by the Company's business and operations which could cause the Company's financial performance to vary markedly from prior results or results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause the Company to alter its capital investment and other expenditures, which may also adversely affect the Company's results of operations. In light of significant uncertainties inherent in forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operation of the Company" and "Business."

                                 USE OF PROCEEDS

     The Company intends to use the net proceeds, if any, from exercise of the Warrants for general corporate purposes. It is uncertain when, if ever, the Company will receive proceeds from exercise of the Warrants. See "Selling Securityholders," "Description of Securities" and "Plan of Distribution."

               MARKET PRICES OF COMMON EQUITY, DIVIDEND POLICY AND
                           RELATED STOCKHOLDER MATTERS

     The Company's $0.10 par value common stock trades on the Nasdaq Small-Cap Market under the symbol CHAR.

     At July 1, 1996, the Company had approximately 2,100 shareholders of record of its $0.10 par value common stock. No dividend has been paid on the Company's common stock, and there are no plans to pay dividends in the foreseeable future.

     The following table shows the range of high and low "real-time" trade prices for each fiscal quarter of the Company since December 1, 1993, as reported by the National Association of Securities Dealers, Inc.


                                                Price Range
             Trading Range                     -------------
             Fiscal Quarter Ended              High      Low
             --------------------              -----     ----

             February 28, 1994 ..............  11/32     1/4
             May 31, 1994 ...................   9/32     1/4
             August 31, 1994 ................  15/32    9/32
             November 30, 1994 ..............  29/32   11/32
             February 28, 1995..............    23/32       5/8
             May 31, 1995 ..................      7/8     21/32
             August 31, 1995................    11/16     15/32
             November 30, 1995..............    1           1/2
             February 28, 1996..............    1 11/32   11/16
             May 31, 1996...................    1 11/32  1 1/32

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                      RESULTS OF OPERATIONS OF THE COMPANY

Liquidity and Capital Resources

     The Company's primary source of capital historically has been from oil and gas sales. The Company had working capital of approximately $574,000 at May 31, 1996, for a working capital ratio of 1.3 to 1, an increase from $366,000 at November 30, 1995 (when the Company had a working capital ratio of 2.7 to 1).

     Net cash and cash equivalents increased $1,856,000 from November 30, 1995 to May 31, 1996, primarily due to completion of a private placement of 14,000,000 shares of Common Stock for net proceeds of $6,978,000.

     The Company completed purchases of an additional 55% of CAP-G which owns a 50% interest in KKM, the holder of oil and gas properties in Kazakstan. The additional 55% of CAP-G includes the purchase of all of the CAP-G shares owned by Darka Petrol Ticaret Limited Sirketi, a private Turkish company ("Darka") in one transaction, all of the shares owned by Guntekin Koksal, an individual CAP-G shareholder ("Koksal") in two separate transactions, each of which owned 25% of the CAP-G shares outstanding, and all of the shares owned by a private corporation in the United States which owned 5% of CAP-G. The Company paid a total of $3,000,000 and 1,585,000 shares of the Company's common stock during the six months ended May 31, 1996 to complete these transactions.

     The Company paid $306,250 in June and has a remaining cash balance of $918,750 due for the initial purchase of Koksal's 15% of CAP-G, which is to be paid in three quarterly payments of $306,250 between September 11, 1996 and March 11, 1997.

     With the completion of the foregoing transactions the Company's beneficial ownership interest in CAP-G increased to 90% and its beneficial ownership interest in KKM and the Karakuduk Oil Field to 45%.

     The Company also has an option to acquire the remaining 10% of CAP-G shares owned by Koksal for an additional $1,625,000 and 200,000 shares of the Company's common stock at any time following completion of the initial purchase and prior to December 11, 1997. If the Company elects to exercise this option, the Company's ownership in CAP-G will ultimately increase to 100%, thus increasing to 50% the Company's beneficial ownership interest in KKM and the Karakuduk Field.

     The Company does not have significant income producing properties and the Karakuduk Field is substantially undeveloped. The development of the Karakuduk Field, through KKM, will require substantial amounts of additional capital. The terms of the license held by KKM require annual work plans of approximately $10 million in 1996, $34 million in 1997 and $12 million in 1998 which requirements may be waived or modified only by the licensing authority. The Company's subsidiary, CAP-G, must advance all of the amounts necessary to complete the work plan for the Karakuduk Field development. Approximately $1.77 million has been paid through June 1996, and the balance of amounts necessary to complete the 1996 development work is to be paid by CAP-G during 1996. The Company is the sole source of capital for CAP-G. The Company also expects substantial additional annual expenditures of approximately $1.0 million per year or more for political risk insurance for the Karakuduk Project. See "Business--Risks of Foreign Operations." KKM will notify the Company of CAP-G's additional capital requirements on an as needed basis.

     In January 1996, the Company received $300,000 in proceeds from two private unsecured loans from two private investors which were applied towards CAP-G acquisition costs. In April 1996, the two note holders converted their promissory notes into 600,000 shares of the Company's common stock.

     The Company received net proceeds of $6,978,000 from a private placement of 14,000,000 shares of the Company's common stock during the six months ended May 31, 1996. In connection with the private placement, the Company issued a warrant to purchase 1,022,000 shares of the Company's common stock for a nominal amount to the placement agent and paid $22,000 of the placement agent's expenses. To date, the Company has used the proceeds from the private placement to complete the acquisitions of CAP-G described above, to repay borrowings and to pay a portion of CAP-G's share of the second quarter budget for the Karakuduk Field. The Company estimates that the balance of the net proceeds will be used to make the 1996 payments due Mr. Koksal to complete the initial purchase of stock of CAP-G, to pay the remaining portion of the second quarter budget for the Karakuduk Field and for working capital and other corporate purpose. The
Company's present cash and other capital resources will not be sufficient to fund the obligations of CAP-G to pay the Karakuduk Field development expenses expected to be incurred by KKM.

     The Company has raised capital to finance a portion of its obligations in connection with the acquisition of its interest in CAP-G and the development of the Karakuduk Field and to satisfy working capital needs in the short term. The Company plans to meet its additional capital needs through debt or equity offerings, encumbering properties or entering into arrangements whereby certain costs of development will be paid by others to earn an interest in the properties, or sale of a portion of the Company's interest in the Karakuduk Project. The present environment for financing the acquisition of oil and gas properties or the ongoing obligations of an oil and gas business is uncertain due, in part, to the substantial instability in oil and gas prices in recent years. The Company's small size and the early stage of development of the Karakuduk Project may also increase the difficulty in raising needed financing. There can be no assurance that the debt or equity financing expected to be necessary to continue to fund the Company's operations and obligations will be available to the Company on economically acceptable terms. If sufficient funds cannot be raised to meet the continuing obligations with respect to the Karakuduk Project, the Company's interest in such property might be adversely affected.

     The Company has no other material commitments for cash outlay and capital expenditures other than for normal operations.

Results of Operations for the Six Months Ended May 31, 1996 and 1995

     The Company's operations resulted in a net loss of $331,000 in 1996 compared to a net loss of $10,000 during the same period in 1995.

     Revenues from oil and gas sales decreased $55,000 or 40.4% due to lower natural gas prices, certain producing properties being shut-in due to pricing and sale or abandonment of certain producing properties during 1995.

     Cost and expenses increased $199,000 or 105.9%. Production costs decreased $59,000 or 88.1% due to reimbursement of production taxes from certain natural gas producing properties which offset current costs, shut-in of certain producing properties due to pricing and sale or abandonment of certain producing properties during 1995. Depreciation and depletion decreased by 36.1% or $22,000 due to reduced depletion expenses as a result of the write-down of oil and gas properties at fiscal year-end 1995. General and administrative expenses increased $280,000 or 466.7% due to costs related to the operation of the Company's interest in the Karakuduk Field.

     Interest expense increased to $28,000 due to interest paid by the Company on certain promissory notes.

Results of Operations Fiscal 1995 Compared with Fiscal 1994

     The Company's operations during fiscal 1995 resulted in a loss of $719,000 primarily due to a noncash write-down of oil and gas properties of $619,000 for fiscal 1995. Due to the noncash write-down, the net loss for fiscal 1995 was $704,000 compared to a net loss of $474,000 during fiscal 1994. The noncash write-down was primarily the result of the decreased value of estimated future net values of proved reserves due to lower gas prices during the fourth quarter of fiscal 1995 (see Note M, Notes to Consolidated Financial Statements), and the sale of proved reserves during 1995.

     Revenue from oil and gas sales decreased $119,000 or 31.8% from $374,000 in fiscal 1994 due to lower production, lower crude oil and natural gas prices and sale or abandonment of certain producing properties.

     Costs and expenses increased $91,000, or 20.4% during fiscal 1995, excluding the noncash write-down of oil and gas properties. Production costs decreased by 50.4% to $115,000 in fiscal 1995 due to the sale of certain properties and shut-in of certain properties due to lower natural gas prices. Depreciation and depletion also decreased by 38.3% to $74,000 for the same reasons that production decreased. General and administrative expenses increased $72,000, or 76.6% in fiscal 1995 due to the costs related to the acquisition and operation of the Company's interest in the Karakuduk Field.

Results of Operations Fiscal 1994 Compared with Fiscal 1993

     The Company's operations resulted in a loss of $488,000 in fiscal 1994 due to a noncash write-down of oil and gas properties of $416,000 for fiscal 1994. Due to the noncash write-down, the net loss for fiscal 1994 was $474,000 compared to a net loss of $123,000 for fiscal 1993. The noncash write-down was primarily the result of the decreased value of estimated future net values of proved reserves due to lower gas prices during the fourth quarter of fiscal 1994. The charge will reduce future depletion expenses.

     Revenues from oil and gas sales in fiscal 1994 decreased by $40,000 or 9.7% from $414,000 in fiscal 1993 due to lower crude oil and natural gas prices.

     In fiscal 1994 costs and expenses increased by $42,000, or 10.4% excluding the $416,000 noncash write-down of oil and gas properties. Production costs increased by 25.4% to $232,000 in fiscal 1994 due to additional production taxes as a result of a federal audit and new wells placed on production. Depreciation and depletion decreased by 4.0% to $120,000 in fiscal 1994 due to the abandonment of certain producing oil and gas properties, sale of certain producing oil and gas properties and the noncash write-down of oil and gas properties. General and administrative expenses remained the same.

     Inflation. The Company cannot control prices in its oil and gas sales and to the extent the Company is unable to pass on increases in operating costs, it may be affected by inflation.

Quarterly Results

     The following table presents selected unaudited quarterly operating results for the second quarter of fiscal 1994 through the first quarter of fiscal 1996. The Company believes that all necessary adjustments have been included in the amounts stated below to present fairly the quarterly results when read in conjunction with the Company consolidated financial statements and related notes included elsewhere in this Prospectus. Results of operations in any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future results.


                       Fiscal 1996              Fiscal 1995                   Fiscal 1994
                      -------------   -----------------------------   ----------------------------
                       1st     2nd     1st      2nd     3rd    4th     1st     2nd     3rd    4th
                      -----   -----   -----    -----   -----  -----   -----   -----   -----  -----
                                               (in thousands, except per share information)


Revenue ............$  34     $ 47    $84      $52     $64    $55    $103     $ 94    $ 95   $ 82

Income/(loss)
  from
  operations .......  (66)    (249)    (7)     (45)     23    (71)    (13)    (107)      6     42

Income (loss)
  before write-
  down of oil
  and gas
  properties .......  (82)    (258)   (9)      (1)      27   (102)    (12)     (66)     33    (13)

Write-down of
  oil and gas
  properties .......    0        0     0        0        0   (619)      0        0       0   (416)

Net income/
  (loss) ...........  (82)    (258)   (9)      (1)      27   (721)    (12)     (66)     33   (420)

Income/(loss)
  per share ........ (.004)  (.008) (.001)   (.00)    .001   (.04)   (.001)   (.004)  .002   (.03)


                             BUSINESS OF THE COMPANY

Business

     Chaparral Resources, Inc. ("Company"), which was incorporated under the laws of the state of Colorado in 1972, is an independent oil and gas exploration and production company based in Denver, Colorado. Historicall , the Company has produced and sold crude oil and natural gas to oil and gas purchasers in the immediate area where the oil and gas is produced. The Company owns, acquires and sells oil and gas leases and other mineral interests and drills and participates with others in drilling and operating oil and gas fields and wells. The Company attempts to obtain outside development capital on a joint venture basis and to share the risk of its drilling with others engaged in the oil and gas business by arranging farmouts to and from others. Most of the wells from which the Company currently is receiving production are owned only partially by the Company.

     Until 1994, the Company's oil and gas activities were concentrated solely in the United States and the Company's remaining working interest property in the United States is in the South Douglas Creek Field in the Piceance Creek Basin of western Colorado, an area of multi-pay natural gas production. During early 1994, the management of the Company made a strategic decision to pursue international oil and gas projects, with initial emphasis on the Commonwealth of Independent States (the former Soviet Union). Due to its involvement in the Karakuduk Oil Field Project in Kazakstan ("Karakuduk Field" or "Karakuduk
Project") described below, the Company divested its domestic working interest oil and gas properties other than one property located in western Colorado. The Company also holds overriding royalty interests ranging from 0.03% to 10% in 85 producing wells located in Colorado, North Dakota and Wyoming, from which revenue will be anticipated. See "Business--Markets."

     The Company currently plans to continue to operate the South Douglas Creek Field, incurring revenue and operating expenses, and continues to receive revenue from producing wells. The South Douglas Creek Field contains 26 producing wells. During 1995 the combined flow rate of these wells has averaged 2,232 MCF of natural gas per day. The Company operates the 11,000 acre South Douglas Creek Field and has an average of fifteen percent (15%) working interest in the field area. The Company expects the South Douglas Creek Field to continue to be a major area for development for the Company with more than 60 additional locations in 10 sections (approximately 6,400 acres) identified for possible drilling on 160-acre spacing. Drilling and gas gathering line construction are limited to summer and fall months due to the rugged topography and high ground elevations. Major natural gas pipeline systems are in place in the field and multiple gas marketing opportunities exist to sell new production.

Karakuduk Project

     In early September 1994, the Company signed a letter of intent with Central Asian Petroleum, Inc., a Delaware corporation ("CAP-D"), and Overseas Consulting Services Company, Inc. ("OCSCO"), both private companies based in Houston, Texas, to jointly pursue the registration and development of the Karakuduk
Field, a shut-in oil field in the Republic of Kazakstan in central Asia, discovered in the early 1970s but never placed on production.

     In mid-September 1994, the Company acquired a 25% interest in Central Asian Petroleum (Guernsey) Limited ("CAP-G"), with headquarters in Ankara, Turkey. CAP-G has a 50% interest in Karakuduk Munay, Inc., a Kazakstan joint stock company ("KKM"), which holds the right to develop the Karakuduk Field. In April 1995, the Company acquired all of the stock of CAP-D, which also owned an interest in CAP-G, in exchange for 4,250,000 shares of the Company's Common Stock, 1,250,000 of which are still held in an escrow account to be released from time to time through June 30, 2000, upon the occurrence of certain events related to development of the Karakuduk Field. See "Certain Relationships and Related Transactions."

     In April 1996, the Company completed transactions in which it acquired an additional interest in CAP-G, bringing the Company's ownership in CAP-G to 90% with the option to increase its ownership to 100% and thus increase to 50% the Company's beneficial ownership in KKM and the Karakuduk Field. The other 50% ownership in the Karakuduk Field is held by three Kazakstan government controlled entities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

     An agreement in 1993 with an agency of the Kazakstan government originally gave KKM its rights to develop the Karakuduk Field. The 1993 agreement was replaced with an agreement dated August 30, 1995 between KKM and the Kazakstan Ministry of Oil and Gas Industry ("1995 Agreement"). In the meantime KKM had on June 28, 1995 received a license from the Republic of Kazakstan to develop the Karakuduk Field ("Kazakstan License").

     CAP-G became a 50% owner of KKM in 1995 by agreeing to loan to KKM the funding required to develop the Karakuduk Field and place it into production, which agreements, among others, were set forth in the KKM Articles of Association and a Founders Agreement in early 1995 (hereafter together referred to as the "KKM Articles"). A portion of CAP-G's obligation is being satisfied by furnishing certain consulting services to KKM for credit to the funding obligation. The Company expects that it will be in a position to advance to CAP-G all amounts required for KKM to complete the amount of work necessary to maintain the Kazakstan License described below through 1996.

     The Kazakstan License grants to KKM the right to use the subsurface for exploration and production of hydrocarbons at the Karakuduk Field to a depth of 3,320 meters, the depth of the known petroleum reservoirs, and requires evaluation and exploration through 1998 under work plans to expend $10 million in 1996, $34 million in 1997 and $12 million in 1998. All amounts budgeted through the second quarter of 1996 by KKM for such work plans have been provided. It is not now known whether KKM will be in a position to meet the minimum work plans requirements during the remainder of 1996 or during 1997 due in substantial part to delays in obtaining all of the remaining governmental permits, approvals, certificates and confirmations (hereafter "Government Permits"), a majority of which have been obtained. The 1995 Agreement authorizes KKM to defer the minimum work plan if KKM is unable to export production from the Karakuduk Field, a provision which is not included in the Kazakstan License. The Kazakstan 1995 Petroleum Law, adopted July 1, 1995, provides that provisions of such contracts which contradict a license are invalid and the government of Kazakstan may not permit a deferral based on that provision of the 1995 Agreement. However, assuming that KKM is continuing to take reasonable steps to obtain the remaining necessary Government Permits to enable KKM to commence work in the Karakuduk Field, the lack thereof should constitute force majeure and allow deferral of at least a portion of the minimum work plan. However, there are no assurances in this regard.

     The 1995 Agreement provides that all production from the Karakuduk Field shall go to KKM subject to an 8% royalty to the Republic of Kazakstan, an export duty on exported petroleum products, applicable land taxes, usage payments to surface right holders and similar obligations. The 1995 Agreement also clarifies the right of CAP-G, a named third party beneficiary, to be repaid all amounts loaned to KKM to fund the minimum work plan, together with interest, on a quarterly basis, out of 65% of KKM's gross revenue after payment of government royalties. The 1995 Agreement also establishes certain rights for KKM to operate the Karakuduk Field, to use domestic and export transportation and pipeline systems, obtain export quotas and licenses and credit against other value added taxes from a portion of export sales prices received, the right to receive world market prices for all Kazakstan domestic sales of production from the Karakuduk Field, and other provisions common to such agreements. The term of the 1995 Agreement is 30 years, while the Kazakstan License has a 25 year term.

     The KKM Articles set forth a number of provisions which establish that CAP-G holds 50% of the shares of KKM, obligate CAP-G to loan to KKM all amounts necessary to develop the Karakuduk Field which cannot be met by self-generated income of KKM, and obligate KKM to repay CAP-G consistent with the provisions of the 1995 Agreement. CAP-G is entitled to four (of a total of eight) members of the KKM board and to control the work program and budget of KKM until amounts loaned by CAP-G, together with interest, have been repaid, subject to KKM's obligations to discharge its minimum work plan obligations under the Kazakstan License. CAP-G has an effective veto on all other KKM business as the KKM Articles require the vote of five board members or a majority of KKM shares to approve matters presented to the board or KKM shareholders.

     Presently, the KKM Articles delegate to the board the right to determine the payment of dividends to shareholders. The KKM Articles must be registered with the Minister of Justice of Kazakstan prior to January 1, 1997, which may require the KKM Articles to be revised to comply with certain Kazakstan legislation, including delegation of determinations regarding dividends to shareholders. The Company and CAP-G might, therefore, ultimately be unable to require KKM to distribute profits, if any, earned by KKM from production from the Karakuduk Field. Other changes to the KKM Articles could also be required to properly register the KKM Articles under the legislation, some or all of which could have an adverse affect on the rights of CAP-G. Under present law dividends would be subject to a 15% dividend tax by the Republic of Kazakstan.

     The  1995  Agreement,  Kazakstan  License  and  KKM  Articles  all  contain
provisions   requiring  disputes  to  be  resolved  by  arbitration  in  various international arbitration forums.

     The Kazakstan government has granted a license and entered into a contract with another entity which might give the entity the exclusive rights to develop a portion of the Karakuduk Field at depths below 3,320 meters, a depth which is presently unexplored. The existence of such rights would limit any right of KKM to explore for or develop any reserves below the depth set forth in its Kazakstan License.

     The exploration and development of the Karakuduk Field is also governed by the 1995 Petroleum law and other legislation recently adopted or under consideration in Kazakstan, and the terms of agreements with the other shareholder of CAP-G and the joint venture agreement between CAP-G and KKM. There can be no assurance that the CAP-G minority shareholder will contribute or will be in a position to contribute his proportionate share of costs and expenses for which he may be responsible. In addition, the Company's ability to utilize any revenue generated by the successful development of the Karakuduk Field held through CAP-G and KKM may be limited. Such limitations may result from governmental restrictions which may prevent or inhibit the distribution of funds from KKM to CAP-G or from CAP-G to the Company. See "Properties--Karakuduk Field."

Uzbekistan Project

     The Company has been negotiating an agreement pursuant to which the Company would acquire 100% of the issued and outstanding capital stock of M-D
International Petroleum, Inc. ("MDI"), a private company of which the shareholders include four directors of the Company (Messrs. Karren, Dilling, Jeffs and McGee). At the time of the acquisition, the only asset of MDI would be a 2% to 5% ownership interest in a joint venture that Enron Oil & Gas Uzbekistan, Ltd. ("Enron") is attempting to negotiate for the development of natural gas fields in Uzbekistan. It is currently contemplated that, if the agreement is consummated, the Company would issue MDI's shareholders and Enron approximately 6,000,000 shares of the Company's restricted common stock in exchange for their MDI shares. Of these shares, the Company has committed to issue 180,000 shares to Enron and the Company anticipates that approximately 1,000,000 shares would be issued at closing and the balance over a four to five year period, depending upon the occurrence of certain events. There are no assurances that the Company will be able to consummate the agreement to acquire the shares of MDI or that Enron will be able to consummate a joint venture or other arrangement for the natural gas fields in Uzbekistan. See "Certain Relationships and Related Transactions."

Risks of Foreign Operations

     Because of the Company's interest in KKM and the Karakuduk Field, the Company will be subject to certain risks inherent in the ownership and development of foreign properties, including without limitation, cancellation or renegotiation of contracts, royalty increases, tax increases, retroactive tax claims, expropriation, adverse changes in currency values, foreign exchange controls, import and export regulations, environmental controls, and other laws and regulations which may adversely affect the Company's interest in the Karakuduk Field. The Company's operations and agreements will also be governed by foreign laws. In the event of a dispute, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States. In addition, the Company might be hindered or prevented from enforcing its rights with respect to a government instrumentality because of the doctrine of sovereign immunity.

     The Company has no prior experience operating in any foreign country, including the Republic of Kazakstan, and may encounter unexpected difficulties in conducting foreign operations. Although the recent and continuing political, social and economic upheavals in Kazakstan have created opportunities for foreign investment, substantial uncertainty exists about the stability of the central Kazakstan government, the status of Kazakstan law and the autonomy of the parties involved with the Company in Kazakstan.

     The Company has endeavored to protect itself against the political and commercial risks, but there is no certainty that the steps taken will provide adequate protection. In this regard, the Company has applied with Overseas Private Investment Corporation ("OPIC") for political risk insurance. OPIC insurance has coverages for the following political risks, for the life of the project:

     o Currency Inconvertibility--deterioration of the investor's ability to convert profits, debt service and other remittances from local currency unto U.S. dollars;

     o    Expropriation--loss   of   an   investment   due   to   expropriation,
          nationalization or confiscation by a foreign government;

     o Political Violence--loss of assets or income due to war, revolution, insurrection or politically motivated civil strife, terrorism and sabotage; and

     o    Interference  With   Operations--loss  of  assets  or  income  due  to
          cessation of operations lasting six months or more caused by political violence.

     The Company has applied with OPIC for all four political risk coverages on the Company's investment in the Karakuduk Project in western Kazakstan. The yearly premiums for each coverage will be determined once the actual contract of insurance is issued to the Company, and would probably exceed $1 million per year once the project is underway.

     Under the terms of OPIC's Expropriation and Interference With Operations insurance coverage, the Company must be able to transfer to OPIC the shares of beneficial interests related to the insured investment, free and clear of all encumbrances. There are certain restrictions on the transfer of shares and assignment of the Company's beneficial interests in KKM. The Company is seeking a waiver of the transfer restrictions from the shareholders of KKM and does not anticipate problems in obtaining the waiver.

     The Investment Committee of OPIC approved the Company's Karakuduk operations for political risk insurance coverage by OPIC in December 1995. The Company expects to receive the actual Contract of Insurance proposed by OPIC to the Company during the summer of 1996. However, there are no assurances the Company will ever receive political risk insurance coverage from OPIC or anyone else, or that such issuance, if issued, will adequately protect the Company from the risks insured.

Properties

The Karakuduk Field

     The Karakuduk Field is located in the Mangistau Region of the Republic of Kazakstan. KKM's 25 year license to develop the Karakuduk Field covers an area of approximately 16,922.5 acres.

     The Karakuduk Field is geographically located approximately 227 miles northeast of the regional capital city of Aqtau, on the Ust-Yurt Plateau. The closest settlement is the Say-Utes Railway Station approximately 38 miles southeast of the field. The ground elevation varies between 590 and 656 feet above sea level. The region has a dry, continental climate, with fewer than 10 inches of rainfall per year. Mean temperatures range from -25 degrees Fahrenheit in January to 100 degrees Fahrenheit in July. The operating environment is similar to that found in northern Arizona and New Mexico in the United States.

     The Karakuduk structure is an asymmetrical anticline located on the Aristan Uplift in the North Ustyurt Basin. Oil was discovered on the structure in 1972, when Kazakstan was a republic of the former Soviet Union, from Jurassic age sediments between 8,500 and 10,000 feet. Twenty-two exploratory and development wells were drilled to delineate the field, none of which was ever placed on production. The productive area of the Karakuduk Field is 11,300 acres, with a minimum of seven separate productive horizons present in the Jurassic formation. Oil has been recovered in tests from all seven horizons within the Jurassic formation with reported flow rates ranging from 3 to 966 barrels per day. The Company estimates that the drilling of approximately 90 additional oil wells and 26 water injection wells will be required to fully develop the field. Peak oil production from the field is expected to occur within seven years after start-up, although the time or amount of development or production cannot presently be assured.

     The Karakuduk Field is approximately 19 miles north of the Mukat-Mangishlak railroad, the Mangishlak- Astraghan water pipeline, the Beyneu-Uzen high voltage utility lines, and the Uzen-Atrau-Samara oil and gas pipelines. KKM has the right of priority to use the existing oil and gas pipeline facilities to transport produced oil from the Karakuduk Field to the Baltic Sea ports of Kainingrad and Vendsplis and/or the Black Sea port of Novorsiysk, thus offering a potential world market for the produced crude oil. This priority use of existing facilities is granted within the license issued by the Ministry of Oil and Gas Industry of the Republic of Kazakstan. The planned development program for the Karakuduk Field will include a secondary recovery operation that the Company believes could result in additional recoverable reserves.

     An international petroleum engineering group retained by the Company, has reported to the Company after a review that an oil reserve report commissioned by the Company which estimated that the Karakuduk Field has original oil in place of 74 million barrels which could be considered proved, undeveloped, is reasonable. However, neither the review or the reserve report considered the potential adverse impact of marketability on price of any oil which might be produced due to the remote location of the field or potential political instability and, therefore, none of the reserves can presently be considered proven. The production and marketing of the oil reserves will be subject to a number of political, economic and other risks. See "--Karakuduk Project, --Risks of Foreign Operations, --Markets and --Competition."

     Because of uncertainties surrounding the prospect, no proved reserves have been attributed to the field by the Company. The Karakuduk Project will require significant development costs for which the financing is not complete. There can be no assurance that the project will be adequately financed or that the field will be successfully developed. The minimum work required by the Kazakstan License, described above, if completed, is expected to be sufficient to establish production and enable KKM to fund additional expenditures and to repay advances from CAP-G.

     The initial operating budget for KKM for 1995 required the Company, then a minority owner of CAP-G, to pay $320,000 as its share of the budget for the remainder of 1995. Through June 1996, the Company has advanced $1.77 million toward 1996 budgeted expenditures.

     The Karakuduk Field will be developed in phases. Work is to begin during 1996. Because of the uncertainty of the conditions of the existing wells, Phase I expenditures are to include the recompletion of up to seven existing wells or if, after work begins, it is determined that well conditions are unfavorable for recompletions, new development wells will be drilled in the Karakuduk Field.

     The Company will be responsible for providing all of the funding necessary for the completion of Phase I of the development, subject to the right of CAP-G, which appoints one-half of the KKM governing board, to approve the budget.

     The Company anticipates that produced crude oil will be transported by tanker trucks over existing roads to the pumping station at the main pipeline approximately 18 miles south of the Karakuduk Field. The oil would probably either be sold to private international companies at this station or transported via the Uzen-Atrau-Samara pipeline to world markets.

     Management of the Company believes the risk-to-reward considerations involved with the development of the Karakuduk Field are very positive and may lead to substantial growth of the Company over the next several years. However, the Company can provide no assurances that the Karakuduk Field will produce oil in any amounts or that the Company will ever realize a profit as a result of the Company's interest in the field.

     All of the permits and licenses required to develop the field are not yet in place and there is no assurance they will be obtained. No proved reserves have been attributed to the field. The project will require significant development costs for which the financing is not in place. There can be no assurance that the project will be completed or that development will be successful. Further, the Company will face all of the risks inherent in attempting to develop an oil and gas property in a foreign country.

     See also--"Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company."

     Reserves. As detailed in "Disclosures About Oil and Gas Producing Activities" following the Notes to Consolidated Financial Statements, estimated quantities of the Company's proved oil reserves decreased 40.7% for the fiscal year ended November 30, 1995, as compared to the previous fiscal year and natural gas reserves decreased 7.1%. Reserves decreased due to production during the year, the sale of certain producing properties and the abandonment of certain properties which produced at uneconomic rates. The present value of the Company's proved reserves decreased 60.9% at the fiscal year end November 30, 1995, as compared to the end of the previous fiscal year, due to lower natural gas prices, production, the sale of proved reserves and abandonment of proved reserves.

     Production. The Company's production for the fiscal year ended November 30, 1995 was 8,224 barrels of oil and 132,924 MCF of natural gas. Oil production decreased 27.1% from that during the fiscal year ended November 30, 1994. Natural gas production decreased 16.4% from the previous fiscal year.

     Productive Wells and Acreage. As of November 30, 1995, the Company had interests in 65 gross productive oil wells (1.73 net oil wells) and 62 gross productive gas wells (4.61 net gas wells). There are no multiple completion wells. Production was from 45,775 gross (2,793 net) developed acres.

     Undeveloped Acreage. The Company on November 30, 1995, held interests in 2,500 gross (690 net) undeveloped oil and gas leases, all located within the State of Wyoming.

     Drilling Activity. All of the Company's drilling activity has been in the United States. During the three fiscal years ended November 30, 1995, the Company participated in the drilling of the following productive exploratory and development wells. This table does not include any wells in which the Company had a carried or overriding royalty interest, nor any wells that were recompleted.


Fiscal Year                            Exploratory Wells                                   Development Wells
   Ended                    ----------------------------------------           --------------------------------------------
November 30,                   Productive                  Dry                    Productive                   Dry
- ------------                ---------------         ----------------           -----------------         ------------------
                            Gross       Net         Gross         Net          Gross         Net         Gross          Net
                            -----      ----         -----        ----          -----        ----         -----         ----

1995.....................     0           0           0            0             0            0            0             0
1994.....................     0           0           0            0             5           .81           1            .15
1993.....................     1         .11           0            0             3           .34           0             0



     As of the date of this Prospectus, the Company was not participating in the drilling of any oil or natural gas wells.

Title to Properties

     As is customary in the oil and gas industry, only a perfunctory title examination is conducted at the time oil and gas leases are acquired by the Company. Prior to the commencement of drilling operations, a thorough title examination is conducted. The Company believes that title to its properties is good and indefeasible in accordance with standards generally accepted in the oil and gas industry, subject to such exceptions, which Management believes are not so material as to detract substantially from the property economics. In addition, some prospects may be burdened by customary royalty interests, liens incident to oil and gas operations and liens for taxes and other governmental charges as well as encumbrances, easements and restrictions. The Company does not believe that any of these burdens will materially interfere with the use of the property.

Estimated Proved Reserves

     The oil and gas reserve and reserve value information set forth below and in the consolidated financial statements included elsewhere in this Prospectus, was prepared pursuant to Statement of Financial Accounting Standards No. 69, which includes the estimated net quantities of the Company's "proved" oil and gas reserves and the standardized measure of discounted future net cash flows. See Supplemental Oil and Gas Disclosures, in the Notes to the Consolidated Financial Statements included elsewhere in this Prospectus. The Company has not filed any reports containing oil and gas reserve estimates with any federal authority or agency other than the Securities and Exchange Commission and the Department of Energy. There were no differences in the reserve estimates reported to these two agencies.

     The table below sets forth the Company's estimated quantities of proved reserves all of which are located in the Continental United States, and the present value of estimated future net revenues from these reserves on a non-escalated basis using year-end prices ($15.50 per barrel and $1.00 per MCF as of November 30, 1995) discounted by 10 percent per year as of the end of each of the last three fiscal years:

                                                             November 30,
                                                  ------------------------------------
                                                     1995         1994         1993
                                                     ----         ----         ----

Estimated Proved Oil Reserves (Bbls) ..........       66,185      111,690      141,748
Estimated Proved Gas Reserves (Mcf) ...........    3,062,417    3,294,730    2,305,142
Estimated Total Future Cash Inflows ...........   $3,449,000   $5,041,000   $4,980,000
Present Value of Estimated Future
            Net Revenues  (Before future income
            tax expenses) .....................   $  427,000   $1,084,000   $1,360,000


     There has been no major discovery or other favorable or adverse event that is believed to have caused a significant change in the estimated proved reserves subsequent to November 30, 1995.

Net Quantities of Oil and Gas Produced

     The Company's net oil and gas production for each of the last three years (all of which was from properties located in the United States) was as follows:

                                                Year Ended November 30,
                                         --------------------------------------
                                          1995             1994           1993
                                          ----             ----           ----

     Oil (Bbls)....................       8,224            11,286         12,448
     Gas (Mcf).....................     132,924           159,041        155,786


     The average sales price per barrel of oil and Mcf of gas, and average production costs per barrel of oil equivalent ("BOE") excluding depreciation, depletion and amortization were as follows:

                          Average          Average        Average
      Year Ended         Sales Price      Sales Price    Production
      November 30,       Oil (Bbls)        Gas (Mcf)    Cost Per BOE
      ------------       -----------      -----------   ------------


         1995 ...........   14.27            1.02           3.78
         1994 ...........   12.75            1.44           6.06
         1993 ...........   13.09            1.52           4.81


     The above table represents activities related only to oil and gas production.

Markets

     Overview - The principal products currently produced and marketed by the Company are crude oil and natural gas. The Company does not currently use commodity futures contracts and price swaps in the marketing of its natural gas and crude oil. Total revenues from the sales of crude oil and natural gas which are produced and/or marketed by the Company constituted 46%, and 54%, respectively, of the Company's total revenues for the year ended November 30, 1995.

     Domestic Production - The availability of ready markets for oil and gas and the prices obtained for production depend upon a number of factors beyond the Company's control. Such factors include the extent of domestic production and imports of oil and natural gas, weather conditions, the availability of pipelines and other means of transportation and federal and state regulations of the production, transport and sale of oil and gas. The Company and other producers are experiencing pipeline curtailment of gas production due to natural gas prices and demand for natural gas.

     In fiscal 1995, the only customer having purchases which accounted for 10% or more of the Company's revenues was Conoco Inc. which accounted for 16.5% of the Company's revenue.

     The Company's business is not seasonal, except that severe weather conditions could limit the Company's exploration and drilling activities. However, severe cold weather increases the demand for oil and natural gas which are used for heating purposes.

     Crude Oil - Oil produced from the Company's properties is generally sold by truck to unaffiliated third-party purchasers at the prevailing field price ("the posted price"). The contracts are month-to-month and subject to change. The Company does not believe that the loss of its primary purchaser would have a material adverse effect on the Company's business because other arrangements could be made to market the Company's crude oil products. The Company does not anticipate problems in selling future oil production since purchases are made based on then current market conditions and pricing. However, oil prices are subject to volatility due to several factors beyond the Company's control including: political turmoil; domestic and foreign production levels; OPEC's ability to adhere to production quotas; and possible governmental control or regulation.

     Natural Gas - The Company sells natural gas production at the wellhead to various pipeline purchasers or natural gas marketing companies. The wellhead contracts have various terms and conditions, including contract duration. Under each wellhead contract the purchaser is generally responsible for gathering, transporting, processing and selling the natural gas and natural gas liquids and the Company receives a net price at the wellhead.

     Foreign Production - There is substantial uncertainty as to the prices at which any oil reserves produced by the Company from the Karakuduk Field could be sold. It is possible that, under the market conditions prevailing in the future, the production and sale of oil from the Karakuduk Field may not be commercially feasible. The availability of ready markets and the price obtained for oil produced depends upon numerous factors beyond the control of the Company. The current market for oil is characterized by instability which has caused dramatic declines in world oil prices in recent years and there can be no assurance of any price stability. See also "Properties--The Karakuduk Field" below.

Competition

     Both foreign and domestic oil and gas exploration and the acquisition of producing and undeveloped properties is a highly competitive and speculative business. In seeking suitable opportunities, the Company competes in all areas of the oil and gas industry with a number of other companies, including large multi-national oil and gas companies and other independent operators with greater financial resources and, in some cases, with more experience than the Company. The Company does not hold a significant competitive position in either the foreign or domestic oil and gas industry.

Regulation

     General - All aspects of the oil and gas industry are extensively regulated by federal, state, and local governments in all areas in which the Company has operations. Regulations govern such things as drilling permits, production rates, environmental protection and pollution control, royalty rates, and taxation rates. These regulations may substantially increase the cost of doing business and sometimes prevent or delay the start or continuation of any given exploration or development project.

     Regulations are subject to future changes by legislative and administrative action and by judicial decisions, which may adversely affect the petroleum industry. At the present time, it is impossible to predict what effect current and future proposals or changes in existing laws or regulations will have on the Company's operations, estimates of oil and natural gas reserves, or future revenues.

     The Company believes that its operations comply with all applicable legislation and regulations in all material respects, and that the existence of such regulations has had no more restrictive effect on the Company's method of operations than other similar companies in the industry.

     Regulation of Production - In most areas which the Company may conduct activities in the United States, there may be statutory provisions regulating the production of oil and natural gas, and under which state administrative agencies may promulgate rules in connection with the operation of both oil and gas, and/or establish allowable rates of production. For wells in which the Company owns an interest, such rules may restrict the oil and gas production rate to below the rate such wells could be produced in the absence of such regulations.

     Environmental Regulations - Operations of the Company are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, prohibit drilling activities on certain lands lying within wilderness areas or where pollution arises, and/or impose substantial liabilities for pollution resulting from drilling operations, particularly operations where underground fresh water may be polluted or in offshore waters or submerged lands. Future regulations may impose additional restrictions on the Company's activities. It is impossible to predict if, or in what form, the regulations will be adopted and hence their potential impact upon the Company's operations. Although the Company does not believe its business operations presently impair environmental quality, compliance with federal, state and local regulations which have been enacted or adopted regulating the discharge of materials into the environment could have an adverse effect upon the capital expenditures, earnings and competitive position of the Company, the extent of which the Company now is unable to assess. Since inception, the Company has not made any material capital expenditures for environmental control facilities and is not currently aware of any need to make any such expenditures in the future.

     State Regulation - State regulatory authorities have established rules and regulations requiring permits for drilling operations, drilling bonds and/or reports concerning operations. All states in which the Company operates also have statutes and regulations concerning spacing of wells, environmental matters and conservation. In addition, state authorities have established regulations that affect the unitization and pooling of properties and permit the state to regulate the number of oil and gas wells in order to conserve oil and gas and prevent waste.

     Foreign Regulation - Kazakstan and other countries of the former Soviet Union are developing and implementing an extensive regulatory framework, including regulations affecting oil, natural gas and natural resource development, production and export, environmental controls, fiscal matters and other activities which could affect or limit the Company's operations in those countries.

Administration

     Offices. The Company's offices comprise 3,906 square feet and are rented for $2,767 per month, under a lease which expires in March of 1997.

Employees

     The Company employs four persons on a full-time basis, none of whom are covered by a collective bargaining or other agreement.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. Executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors.

     The directors and executive officers of the Company are as follows:


Name of Director and Executive                      Director                     Principal Occupation
Officer and Position, in the Company                  Since              Age     During the last Five Years
- ------------------------------------                --------             ---     ---------------------------


Paul V. Hoovler..............................          1972               68     President, Chief Executive Officer  and director
(President and Chief Executive                                                   of the Company since 1972.
 Officer since 1972)

Matthew R. Hoovler...........................          1987               43     Vice President  of the Company since 1980; Trea-
(Vice President since 1980 and                                                   surer since 1982.
 Treasurer since 1982)

Frank H. Gower, Jr...........................          1972               72     Director  of the Company since  1972.  Mr. Gower
                                                                                 and  his  wife are  the sole owners of Gower Oil
                                                                                 Company, Denver, Colorado.

Barry W. Spector.............................          1995               44     Secretary  of the Company  since 1995.  Attorney
(Secretary since 1995)                                                           engaged in the practice of law as a sole practi-
                                                                                 tioner emphasizing  oil and gas and business law
                                                                                 since 1979.

Peter G. Dilling.............................          1995               46     President  and  a  director of M-D International
                                                                                 Petroleum, Inc., an oil and  gas  company, since
                                                                                 September 1994.  A partner of M-D International,
                                                                                 from March 1993 to the present.

James A. Jeffs...............................         1995               45      Chief Investment Officer for  the Whittier Trust
                                                                                 Company   since   1994.   A   director   of  M-D
                                                                                 International  Petroleum,  Inc., an  oil and gas
                                                                                 company,  since  1994.  Senior Vice President of
                                                                                 Union  Bank of Los  Angeles  from 1993  to 1994.
                                                                                 Chief Investment  Officer for Northern  Trust of
                                                                                 California,  N.A.,  from 1991 to 1992. President
                                                                                 and  chief  executive  officer  of  TSA  Capital
                                                                                 Management,  and  Senior Vice President of Trust
                                                                                 Services of  America,  Capital  Management  Com-
                                                                                 panies, from 1988 to 1991.

Howard Karren................................          1995               65     A  consultant to  Enron  Oil & Gas International
(Chairman)                                                                       Co., an oil and gas company, since 1994.  Presi-
                                                                                 dent  and  Vice  Chairman  of  Enron  Oil  & Gas
                                                                                 International Co. from 1984 until 1994.



                      24


Name of Director and Executive                      Director                     Principal Occupation
Officer and Position, in the Company                  Since              Age     During the last Five Years
- ------------------------------------                --------             ---     ---------------------------


Jay W. McGee.................................          1995               48
                                                                                 Director of  M-D International Petroleum,  Inc.,
                                                                                 an oil and  gas company,  since  September 1994.
                                                                                 Manager of  M-D  International,  an  unincorpor-
                                                                                 ated oil and  gas entity, from March 1993 to the
                                                                                 present.  Vice  President  of Anglo Suisse L.P.,
                                                                                 an oil  and gas company,  from September 1990 to
                                                                                 February  1993.   Prior  thereto,   Director  of
                                                                                 Exploration  of  Anglo Suisse, Inc., an  oil and
                                                                                 gas company.

     The present term of office of each director will expire at the next annual meeting of shareholders.

     Each executive officer will hold office until his successor duly is elected and qualified, until his resignation or until he is removed in the manner provided by the Company's Bylaws.

     In connection with the Company's acquisition of all of the stock of CAP-D, the former shareholders of CAP-D have certain rights to nominate directors of their choosing for election to the Company's Board of Directors. Pursuant to these rights, the former CAP-D shareholders caused the nomination of Jay W. McGee, who was first elected a director at the 1995 annual meeting of shareholders. If by June 30, 2000, the Karakuduk Field obtains 5,000 barrels of oil production per day averaged over any sixty (60) day period, or the Company's beneficial interest in the field is sold or the Company and the former shareholders jointly participate in a new exploratory development project, the former shareholders have the right to cause the Company to nominate one additional director at the Company's 2000 annual meeting of shareholders.

     In connection with a loan to the Company from the Brae Group, Inc. ("Brae"), in November 1995, the Company was required to appoint Messrs. Karren, Dilling and Jeffs as directors of the Company and to appoint Mr. Karren as Chairman of the Board of Directors of the Company. The Company borrowed $750,000 represented by an unsecured promissory note with interest at 8% per annum. The note was repaid on April 30, 1995. As a result of the repayment of the note, the Company is no longer required to continue to nominate such persons as directors.

     There are no other arrangements or understandings between any executive officer and any director or other person pursuant to which any person was selected as a director or an executive officer.

     Matthew R. Hoovler is the son of Paul V. Hoovler. There are no other family relationships among the officers or directors.

     No director of the Company is a director of any other entity that has its securities registered pursuant to Section 12 of the Securities Exchange Act of 1934.

     Paul V. Hoovler is the President and a shareholder of The Minnelusa Company ("Minnelusa"), a privately held Florida corporation, the sole business of which is the operation of Deep Lagoon Marina located in Fort Myers, Florida. Minnelusa filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on January 18, 1994. The primary reason for the bankruptcy petition was the filing of a lawsuit by three of the individual Minnelusa shareholders who demanded payment on promissory notes made by Minnelusa to purchase their Minnelusa stock. Prior to the filing of the bankruptcy, it was determined that the acquisition of their stock, which placed Minnelusa in insolvency, was an illegal transaction under the laws of Florida. Frank H. Gower, Jr., a director of the Company and a director and officer of Minnelusa, also filed personal bankruptcy in August 1994, as Mr. Gower had personally guaranteed these same Minnelusa notes. A Plan of Reorganization for Minnelusa was filed with the court in Florida and this plan was approved at a confirmation hearing in February 1995, in the District Court in Fort Myers, Florida. In March 1995 Minnelusa emerged from bankruptcy. As a part of the Plan of Reorganization for Minnelusa, Minnelusa agreed to pay the claims of the three individual Minnelusa shareholders who originally filed a lawsuit ("claimants") against Minnelusa, on or before March 13, 1998. Mr. Gower also settled with the claimants and agreed to pay any amount due to the claimants that is not timely paid by Minnelusa.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth for each of the Company's last three fiscal years ended November 30, 1995, the compensation paid by the Company for services rendered in all capacities to the Company to Paul V. Hoovler, who was the chief executive officer of the Company during the Company's fiscal year ended November 30, 1995. No person who served as an executive officer of the Company during the Company's fiscal year ended November 30, 1995, received total annual salary and bonus in excess of $100,000 from the Company during the Company's fiscal year ended November 30, 1995:

                           Summary Compensation Table
                                                                                                 Long Term
                                                                                                Compensation
                                                                                                   Awards
                                          Year       -------------------------------------      ------------
                                          Ended                                    Other         Securities           All
Name and                                November                                  Compensa-      Underlying          Other
Principal Position                         30,       Salary($)        Bonus($)     tion($)        Options(#)     Compensation($)
- ------------------                      --------     --------         -------    ----------     ------------     --------------

Paul V. Hoovler.....................      1995       $60,000            --       $4,413(1)          --             $40,000(3)
President and                             1994       $60,000            --       $3,518(1)          --   (2)       $40,000(3)
Chief Executive Officer                   1993       $60,000            --       $5,620(1)        37,500(2)        $40,000(3)

- ----------------------

(1)       The  Company  has a Royalty  Participation  Plan which is  intended to provide incentive for the Company's employees and to enable the Company to attract, motivate and retain its key employees. Each employee of the Company becomes a participant in the plan upon expiration of a 90-day probationary period after the date of employment. The Company contributes to the plan certain oil, gas and other nonproducing hydrocarbon royalty interests and the proceeds from production received by the Company which are attributable to the royalty interests. On the last day of the plan year, the Committee, which currently consists of all of the directors of the Company, allocates the net income of the plan for the plan year among those participants employed by the Company on the last day of the plan year, together with those participants whose interests are vested. The net income of the plan is allocated by assigning each participant to a group and by assigning a "multiplier" factor to each group. Each participant is then assigned a percentage of division within the group. The determination of the Committee as to placing participants in a particular group and the multiplier to be assigned to each group is solely within the discretion of the Committee.

          The amount allocated to non-management employees vests during the fiscal year after 60 months of employment and the amount allocated to management employees vests during the fiscal year after 37 months of employment. The plan has been extended by the Board of Directors to December 31, 1997, and thereafter will be evaluated for continuance on an annual basis. Paul V. Hoovler was distributed $4,413 from the plan for the plan year ended December 31, 1995.

(2) Represents warrants to purchase 37,500 shares of the Company's common stock that were acquired by Mr. Hoovler from the Company in March, 1993. The warrants were exercisable at a price of $.40 per share and were acquired in a private offering by the Company on the same terms as persons who were not affiliated with the Company acquired warrants. On October 11, 1994, Mr. Hoovler exercised the warrants (37,500 shares) at $.40 per share for a total sum of $15,000.

(3) The Company has a Deferred Compensation and Death Benefit Plan for Paul V. Hoovler. The plan allows for Mr. Hoovler to continue in active employment of the Company until age 70.5. The Company pays Mr. Hoovler $40,000 annually ($40,000) from this plan. If Mr. Hoovler voluntarily terminates his employment prior to his retirement, disability, or death, he or his estate will receive the remaining residual funds to be disbursed from the plan. If Mr. Hoovler dies prior to retirement or other termination of employment, Mr. Hoovler's estate will receive the remaining residual funds to be disbursed from the plan. The plan is funded by a life insurance policy on the life of Mr. Hoovler which provides for the major portion of any costs to the Company. The plan was fully funded when the Company paid the final payment of a premium of $18,000 on a life insurance policy insuring the life of Paul V. Hoovler.

Option Grants in Fiscal Year Ended November 30, 1995

     No options were granted by the Company to Paul V. Hoovler during the Company's fiscal year ended November 30, 1995.

Fiscal Year-End Option Values

     The following table sets forth information concerning the unexercised options (warrants) held by Paul V. Hoovler at November 30, 1995:

                           Number of Securities
                          Underlying Unexercised                  Value of Unexercised
                               Options as of                  In-the-Money Options as of
                           November  30,  1995(#)               November  30,  1995($)
                        ----------------------------        -----------------------------
Name                    Exerciseable    Unexercisable       Exercisable     Unexercisable
- ----                    ------------    -------------       -----------     -------------

Paul V. Hoovler.........   500,000          - 0 -           $274,062.50         - 0 -
- ----------------------


(1) The value was determined by multiplying the number of shares underlying the options (warrants) by the difference between the exercise price and the average of the closing bid and asked price of the Company's common stock on November 30, 1995. No options (warrants) were exercised by Paul V. Hoovler during the Company's fiscal year ended November 30, 1995.

Compensation of Directors

     There were no standard or other arrangements for the compensation of the Company's directors in effect for the Company's fiscal year ended November 30, 1995. Richard L. Zirbel, who resigned as a director in August 1995 after serving as a director of the Company since 1974, received a cash bonus of $28,000 at the time of his resignation which Mr. Zirbel used to purchase 100,000 shares of the Company's Common Stock upon exercise of a stock purchase warrant held by him. The Board of Directors also agreed to pay to Frank H. Gower, Jr., who has also served as a director of the Company since 1972, a cash bonus of $28,000 in the event of his resignation as a director of the Company. Also, on April 17, 1995, the Company sold 3,000 shares of its Common Stock to each of Messrs. Zirbel and Gower and 8,000 shares of its Common Stock to Matthew R. Hoovler at $0.734 per share, the average of the reported bid and asked prices for the Company's Common Stock on NASDAQ on the date of sale. Concurrently, the Company awarded cash bonuses of $2,203 to Messrs. Zirbel and Gower and $5,875 to Mr. Hoovler, which amounts were used to pay for the shares purchased.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock, its only class of outstanding voting securities as of July 1, 1996, by (i) each person who is known to the Company to own beneficially more than 5% of the 37,376,517 outstanding shares of Common Stock with the address of each such person, (ii) each of the Company's directors and officers, and (iii) all officers and directors as a group:


Name and Address of
Beneficial Owner or                                       Amount and Nature of     Percent
Name of Officer or Director                              Beneficial Ownership(1)   of Class
- ---------------------------                              ----------------------    --------


Drake and Company..................................             3,000,000            8.2%
CitibankPerformance Portfolio S.A.
c/o Citibank, N.A.
153 E. 53rd Street, 21st Floor
New York, New York 10043

Allen & Company Incorporated.......................         2,962,000 (2)            7.8%
711 Fifth Avenue
New York, New York 10022

Crescent Investment................................             2,000,000            5.4%
865 Figueroa Street, Suite 1500
Los Angeles, California 90017

Whittier Ventures, LLC.............................             2,000,000            5.4%
1600 Huntington Drive
So. Pasadena, California 91030

Paul V. Hoovler ...................................         1,590,952 (3)            4.3%
Matthew R. Hoovler ................................           536,049 (4)            1.5%
Barry W. Spector .................................             56,250 (5)            0.2%
Peter G. Dilling ..................................                 - 0 -             --
Frank H. Gower, Jr. ...............................           593,080 (6)            1.6%
James A. Jeffs ....................................           913,447 (7)            2.5%
Howard Karren .....................................           350,000 (8)            0.9%
Jay W. McGee ......................................           918,626 (9)            2.5%
All Directors and Officers
as a Group (eight persons) ........................         4,958,403(10)           13.1%
- -----------------

(1) To the knowledge of the Company's management, the beneficial owners listed have sole voting and investment power with respect to the shares shown unless otherwise indicated.

(2)         Includes 1,022,000 shares underlying unexercised warrants.

(3) Includes 725,485 shares and 500,000 shares underlying unexercised warrants owned by Paul V. Hoovler and 365,466 shares held in trust in the Company's 401(k) Plan & Trust. Paul V. Hoovler, trustee of the 401(k) Plan & Trust, has sole voting and investment power over the total 365,466 shares which are owned by the employees of the Company, including Paul V. Hoovler, who beneficially owns 95,582 of the shares.

(4) The 536,049 shares include 52,000 shares and 250,000 shares underlying unexercised warrants owned by Matthew R. Hoovler, 131,049 shares owned jointly by Mr. Hoovler and his wife, 97,000 shares owned by Mr. Hoovler's wife and 6,000 shares owned by his daughter over all of which shares Mr. Hoovler may be deemed to have shared voting and investment power. Not included are 105,607 shares beneficially owned by Matthew R. Hoovler but held in trust in the Company's 401(k) Plan & Trust. Paul V. Hoovler, trustee of the 401(k) Plan & Trust, has sole voting and investment power over these shares.

(5) Includes 37,500 shares owned by Barry W. Spector and 18,750 shares owned by his minor children over all of which shares Mr. Spector may be deemed to have sole voting and investment power.

(6) Includes 224,608 shares and 100,000 shares underlying unexercised warrants owned by Mr. Gower, 250,000 shares owned by Gower Oil Company and 18,472 shares owned by Mr. Gower's wife, over all of which shares Mr. Gower may be deemed to have shared voting and investment power.

(&) Includes 272,205 of a total of 1,250,000 shares being held in escrow in connection with the acquisition of Central Asian Petroleum, Inc. as described under "Certain Transactions."

(8) The 350,000 shares are reserved to be issued to Mr. Karren in connection with the possible acquisition by the Company of M-D International Petroleum, Inc.("MDI"). See "Certain Relationships and Related Transactions."

(9) Includes 272,205 of a total of 1,250,000 shares being held in escrow in connection with the acquisition of Central Asian Petroleum, Inc. as described under "Certain Transactions", and 5,178 shares owned jointly with his wife.

(10)        Includes the shares as described in notes (3) through (9) above.

     Except to the extent the agreement relating to the acquisition of the outstanding shares of Central Asian Petroleum, Inc. as described under "Certain Transactions" could in the future result in a change in control, there are presently no arrangements of any kind which may at a subsequent date result in a change in control of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In early September 1994, the Company signed a letter of intent with Central Asian Petroleum, Inc., a Delaware corporation ("CAP-D"), and Overseas Consulting Services Company, Inc. ("OCSCO"), both private companies based in Houston, Texas, to jointly pursue the registration and development of the Karakuduk Field, a shut-in oil field in the central Asian Republic of Kazakstan, that was discovered in the early 1970s but never placed on production.

     In mid-September 1994, the Company acquired a 25% interest in Central Asian Petroleum (Guernsey) Limited ("CAP-G"), with headquarters in Ankara, Turkey, which holds a 50% interest in KKM. In April 1995, the Company acquired all of the stock of CAP-D, which also owned an interest in CAP-G. Following the acquisition of CAP-D, the Company's beneficial interest in CAP-G increased to 45%, giving the Company a 22.5% beneficial interest in KKM and the Karakuduk Field. Under terms of the acquisition, the former shareholders of CAP-D have certain rights to cause the Company to nominate persons selected by the former shareholders to the Company's Board of Directors. Jay W. McGee, a former shareholder of CAP-D, was first elected at the 1995 Company's Annual Meeting of Shareholders under the arrangement. Additionally, in connection with the acquisition, the Company may be required to pay a brokerage fee to Mr. McGee in the amount of up to $175,000. The Company paid Mr. McGee $50,000 in 1995 and the balance is payable upon the occurrence of certain milestones in development of the Karakuduk Field. The Company issued 4,250,000 shares of restricted common stock for CAP-D which will be held in escrow and released to the former shareholders of CAP-D, including Messrs. Jeffs, McGee and Dilling, or affiliates of them, from time to time in connection with development of the Karakuduk Field. Of the shares held in escrow, 1,000,000 shares have qualified for release and delivery to the former shareholders of CAP-D.

     The Company has agreed to issue a minimum of 350,000 shares of the Company's restricted common stock to Howard Karren, a director of the Company. Mr. Karren is or will be a shareholder and principal of M-D International Petroleum, Inc. ("MDI"), a private corporation which holds certain rights in a joint venture that is attempting to negotiate for the development of natural gas fields in Uzbekistan. The shareholders of MDI also include Messrs. Dilling, Jeffs and McGee, all of whom are directors of the Company. The Company is negotiating to acquire MDI, and has committed to issue 180,000 shares of the Company's restricted common stock to Enron to facilitate the participation of MDI in the Uzbekistan Project. See "Business." If a satisfactory acquisition of MDI is consummated by the Company as presently proposed, the Company would issue up to 6,000,000 shares of its restricted common stock to the shareholders of MDI, including the shares to Mr. Karren and the shares committed to Enron. If the transaction is not consummated, the Company will issue the shares directly to Mr. Karren or persons he designates. The Company has also agreed to pay to Mr. Karren a fee of $4,000 per month for the four month period ending August 31, 1996, for providing services to the Company in connection with the Company's efforts to satisfy its funding obligations for the Karakuduk Project.

     In May 1996, the Company entered into a four month consulting agreement with MDI pursuant to which the Company agreed to pay a base consulting fee of $60,000 per month to MDI during the term of the agreement for assistance by MDI in seeking means for meeting the Company's funding obligations for the Karakuduk Project. In connection with the consulting agreement, the Company has assumed obligations of MDI to pay up to $42,000 during the six month period ending September 30, 1996 to two other unaffiliated consultants engaged to assist MDI and the Company to acquire and review oil and natural gas exploration or development projects in countries of the former Soviet Union.

     Mr. Karren was appointed a director and chairman of the board of the Company's Board of Directors, along with James A. Jeffs and Peter G. Dilling, in connection with the loan of $750,000 to the Company from an unaffiliated party in November 1995. The Company was required to keep Messrs. Karren, Jeffs, and Dilling as directors until the loan was paid in full on April 19, 1996.

     On April 5, 1996, the Company completed a private placement of 14,000,000 shares of the Company's common stock at $0.50 a share for gross proceeds of $7,000,000. In connection with the private placement, the Company issued a five year warrant to purchase 1,022,000 shares of the Company's common stock for, a nominal amount, to Allen & Company Incorporated ("Allen") and paid $21,849 Allen's expenses. Allen also purchased shares of the Company's common stock in the private placement on the same terms and conditions as other purchasers thereof. The Company also issued Allen a three year warrant to purchase 200,000 shares of the Company's common stock at $0.25 per share, in connection with the $750,000 loan referred to above. Drake and Company, Crescent Investment and Whittier Ventures, LLC also purchased shares of the Company's common stock, in the above described private placement on the same terms and conditions as other purchasers thereof. See "Security Ownership of Certain Beneficial Owners and Management" and "Selling Securityholders."

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information regarding the shares of Common Stock beneficially owned as of July 29, 1996, by each Selling Securityholder herein as adjusted to reflect the sale by all Selling Securityholders of the shares offered hereby by each Selling Securityholder. This list indicates any position, office or other material relationship with the Company that the Selling Securityholder had within the past three (3) years, the number of Common Shares owned by such Selling Securityholder prior to the offering, the maximum number of shares to be offered for such Selling Securityholder's account and the amount of the class owned by the Selling Securityholder after completion of the offering (assuming the Selling Securityholder sold the maximum number of shares of Common Stock). The Selling Securityholders are not required, and may choose not, to sell any of their shares of Common Stock.


                                            Shares Owned   Shares
                                              Prior to      Being     Shares Owned
Name                                          Offering     Offered   After Offering
- ----                                        ------------   -------   --------------


Acikbas, Dursun ..........................     195,000     195,000           0

Allen & Company(1) .......................   2,962,000   2,962,000           0

Allen, Bruce .............................     200,000     200,000           0

Allen, Susan .............................     400,000     400,000           0

Altrogge, R.C ............................      37,500      37,500           0

Ambit & Company
Heritage Small Cap Fund ..................     400,000     400,000           0

Ard, Charles L ...........................     225,000      75,000     150,000

Awad & Associates L.P. ...................     200,000     200,000           0

Bailey, Jeffrey W ........................     112,500      37,500      75,000

Bellus, Thomas H .........................      18,750       9,375       9,375

Berkmen, Cetin ...........................     195,008     195,000           0

Berrard, Steven R ........................     200,000     200,000           0

Boyd, Richard G ..........................      28,125       9,375      18,750

Braden, F.C ..............................     379,000     150,000     229,000

Brae Group, Inc.(2) ......................     500,000     500,000     500,000

Church, P.E. & B.J .......................      19,750      18,750       1,000

Cohig & Associates .......................      56,700      56,700           0

Cooper, H. Howard ........................     120,000      28,235      91,765

Crandall, E.C. & M.B .....................      47,500      37,500      10,000

Crescent Investment Co. ..................   2,000,000   2,000,000           0

Cullen, Mary .............................      50,000      50,000           0

Cullen, Richard P ........................      28,125       9,375      18,750

Piper Jaffray Cust
Cummings, Kenneth F., IRA ................      37,500      37,500           0


                                       32


                                            Shares Owned   Shares
                                              Prior to      Being     Shares Owned
Name                                          Offering     Offered   After Offering
- ----                                        ------------   -------   --------------


Drake and Company
CitiPerformance Portfolio S.A.............   3,000,000   3,000,000           0

Gabelli Funds, Inc. ......................     250,000     250,000           0

Gabelli Securities, Inc. .................     150,000     150,000           0

Gilfillan, Michael T .....................      20,000      20,000           0

Gould, Paul ..............................     300,000     300,000           0

Heglin, C.M. & J.A .......................      37,500      37,500           0

Heritage Lincoln .........................     226,700      90,000     136,700

Hoovler, D.W .............................     133,250      54,450      78,800

Hoovler, M.M.(3) .........................      97,000      15,000      82,000

Hoovler, M.R. & M.M.(3) ..................     189,049      37,500     151,549

Hoovler, P.V.(4) .........................     725,486      37,500     687,986

Huizenga, H. Wayne .......................   1,000,000   1,000,000           0

Jeffs, James A.(5) .......................     915,593     208,858     707,913

Johnson, George ..........................     400,000     400,000           0

Keller, William(6) .......................     802,750     448,882     353,868

Keough, Clark ............................     100,000     100,000           0

Keough, Donald R .........................     100,000     100,000           0

Khosrowshahi, Dara .......................      20,000      20,000           0

Khosrowshahi, Kaveh ......................      20,000      20,000           0

Koksal, Ayee Pinar .......................     450,000     450,000           0

Koksal, Guntekin Huseyin .................     450,000     450,000           0

Kramer, Terry Allen Trust ................     200,000     200,000           0

Kuijper, Jacob P .........................      24,300      24,300           0

Lockard, L.D .............................      28,125       9,375      18,750

Longhi, Bert .............................     154,000      37,500     116,500

Lorch, Frank .............................     112,500      37,500      75,000

Smith Barney Cust
MacDougal, William D., IRA ...............     225,000      75,000     150,000

Mackie, Robert A .........................      40,000      40,000           0

Marshall, Jerry ..........................      40,000      37,500       2,500

McGee, Jay W.(7) .........................     921,772     208,859     712,913

McMillian, John ..........................     200,000     200,000           0


                                       33



                                            Shares Owned   Shares
                                              Prior to      Being     Shares Owned
Name                                          Offering     Offered   After Offering
- ----                                        ------------   -------   --------------


Millison, Dan ............................      28,900       9,375      19,525

Molitor, Elmer F .........................     409,800      90,000     319,800

Morris, Paul .............................      28,125       9,375      18,750

Murat Yazici .............................     150,000     111,765      38,235

Murphy, Tom G ............................     762,750     408,882     353,868

Murphy, Tom G., Pension Plan(8) ..........      40,000      40,000           0

Ogle, Morris E ...........................      28,125       9,375      18,750

Overseas Consulting Services
 Company, Inc.............................     150,000     150,000           0

Ozdemir, Okan ............................     195,000     195,000           0

Palmer, Arnold M .........................     120,000      45,000      75,000

Pedigo, Gerald ...........................     112,500      37,500      75,000

Perry, Patrick S .........................      10,000      10,000           0

Pierce, Ashley R .........................      40,000      40,000           0

Pierce, John C ...........................      40,000      40,000           0

Popp, Thomas F ...........................      28,425       9,375      19,050

Prescher, Dennis .........................     112,500      37,500      75,000

Prinz, Barbara C .........................      24,375      24,375           0

Prinz, Christine B .......................       9,375       9,375           0

Prinz, Patricia ..........................       3,750       3,750           0

PRP Profit Sharing .......................       9,750       9,750           0

Rochon, Richard C ........................     200,000     200,000           0

Schmacker, Jack ..........................      10,275       9,375         900

Schneider, John A ........................     200,000     200,000           0

Shuman, Stanely S ........................     200,000     200,000           0

Spector, Barry W.(9) .....................      56,250      18,750      37,500

Spectrum Development, Inc.................   1,016,593     232,387     784,206

Stermole, F.J. & H.D .....................     285,000      75,000     210,000

Stoddart, John A .........................     304,720      92,132     212,588

Stone, Gerald W ..........................     180,000      60,000     120,000

Strauss, Robert S ........................     200,000     200,000           0

vandenHeuvel, William J ..................      20,000      20,000           0

Whittier Ventures LLC ....................   2,000,000   2,000,000           0

                                       34



                                            Shares Owned   Shares
                                              Prior to      Being     Shares Owned
Name                                          Offering     Offered   After Offering
- ----                                        ------------   -------   --------------


Wicklund, Rod ............................      56,250      18,750      37,500

Wit, Harold M ............................     100,000     100,000           0

- ----------------------

     (1) Includes 1,222,000 shares underlying Warrants, which shares are registered for resale upon exercise.

     (2) Includes 500,000 shares underlying exercisable Warrants, which shares are registered for resale upon exercise.

     (3)  Matthew M. Hoovler is an officer and a director of the Company.

     (4)  Paul V. Hoovler is the President and a director of the Company.

     (5) Mr. Jeffs is a director of the Company. See "Certain Relationships and Related Transactions."

     (6) Includes 40,000 shares underlying exercisable Warrants, which shares are registered for resale.

     (7) Mr. McGee is a director of the Company. See "Certain Relationships and Related Transactions."

     (8) Includes 40,000 shares underlying exercisable Warrants, which shares are registered for resale.

     (9)  Mr. Spector is an officer and a director of the Company.

                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue 100,000,000 shares of $0.10 par value Common Stock and 1,000,000 shares of Preferred Stock, without par value. As of July 1, 1996, there were 37,376,517 shares of Common Stock and no Preferred Stock outstanding. An additional 3,448,000 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants and other commitments.

Common Stock

     Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders of the Company. Except as may be required by applicable law, holders of shares of Common Stock will not vote separately as a class, but will vote together with the holders of outstanding shares of other classes of capital stock. There is no right to cumulate votes in the election of directors. A majority of the issued and outstanding Common Stock constitutes a quorum at any meeting of shareholders and the vote by the holders of a majority of the outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of the Articles of Incorporation.

     Holders of shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board of Directors out of funds available therefor, after payment of dividends required to be paid on outstanding shares of preferred stock. Upon liquidation of the Company, holders of shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities, subject to the liquidation preference rights of any outstanding shares of preferred stock. Holders of shares of Common Stock have no conversion, redemption or preemptive rights. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any outstanding preferred stock. The outstanding shares of Common Stock are, and all shares of Common Stock issued upon exercise of warrants described in this Prospectus and payment therefor will be, validly issued, fully paid and nonassessable.

Preferred Stock

     Under the Company's Articles of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the one or more classes of Preferred Stock of the Company, when and if issued. Such rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock. The Board of Directors' ability to issue shares of Preferred Stock and to determine the rights, preferences, privileges, designations and limitations of such stock, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption and other terms of conditions of such stock, could make it more difficult for a person to engage in, or discourage a person from engaging in, a change in control transaction without the cooperation of management. No class of Preferred Stock has been designated by the Company and there is no present intention by the Company to do so or to issue Preferred Stock.

Certain Provisions of Articles of Incorporation

     The Company's Articles of Incorporation contain a provision, authorized under Colorado law, which limits the liability of directors of the Company for monetary damages for breach of fiduciary duty as an officer or director other than for intentional misconduct, fraud or a knowing violation of law or for payment of a dividend in violation of Colorado law. Such provision limits recourse for money damages which might otherwise be available to the Company or shareholders for negligence by individuals while acting as officers of the Company. Although this provision would not prohibit injunctive or similar actions against directors, the practical effect of such relief would be limited. This limitation of liability under state law does not apply to any liabilities which may exist under federal securities laws.

Transfer Agent

     American Securities Transfer & Trust, Inc., Denver, Colorado, is the transfer agent for the Common Stock.

                              PLAN OF DISTRIBUTION

     The Selling Securityholders intend to sell their shares directly, through agents, dealers, or underwriters, in the over-the-counter market, or otherwise, on terms and conditions determined at the time of sale by the Selling Securityholders or as a result of private negotiations between buyer and seller. Sales of the shares of Common Stock may be made pursuant to this Prospectus, pursuant to Rule 144 or Regulation S adopted under the Securities Act of 1933, as amended. No underwriting arrangements exist as of the date of this Prospectus for the Selling Securityholders to sell their shares. Upon being advised of any underwriting arrangements that may be entered into by a Selling Securityholder after the date of this Prospectus, the Company will prepare a supplement to this Prospectus to disclose such arrangements. It is anticipated that the per share selling price for the shares will be at/or between the "bid" and "asked" prices of the Company's Common Stock as quoted in the over-the-counter market immediately preceding the sale. Expenses of any such sale will be borne by the parties as they may agree.

                                  LEGAL MATTERS

     The legality of the issuance of the Common Stock offered by this Prospectus has been passed upon for the Company by Hopper and Kanouff, P.C., Denver, Colorado.


                                     EXPERTS

     The consolidated financial statements of the Company included in this Prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their report, have been audited by Grant Thornton LLP, independent certified public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                    GLOSSARY

     The italicized terms in this section (which are used in this Prospectus) have the meanings given them in this section.

     Bbl. or barrel. Forty-two U.S. gallons liquid volume, usually used herein in reference to crude oil or other liquid hydrocarbons.

     BOE or barrels of oil equivalent. Converts gas to oil in a ratio of 6 million cubic feet of gas equals 1 barrel of oil, usually. Then oil and gas are added together for total BOE.

     BTU (British Thermal Unit). The amount of heat necessary to raise the temperature of one pound of water one degree Fahrenheit. This is the standard measure of gas in terms of heating potential.

     Decline. The decrease in yield of oil and gas from a well, lease, pool or field. The first yield is the "flush production" and for awhile decline is rapid, then slows down to a steady rate. Decline curves are plotted against time to show graphically the rate of production.

     Depletion. The act of emptying, reducing, or exhausting, such as depletion of a natural resource like oil and gas. Also means a reduction in income reflecting the exhaustion of mineral deposits.

     Developed Acreage. The number of acres of oil and gas leases held by, or if owned, which are allocated or assignable to, producing wells or wells capable of production.

     Development Well. A well which is drilled to and completed in a known producing formation adjacent to a producing well in a previously discovered field and in a stratigraphic horizon known to be productive.

     Dry hole. Generally refers to any well that does not produce oil or gas in commercial quantities.

     Exploration. The search for economic deposits of minerals, petroleum and other natural earth resources by any geological, geophysical, or geochemical technique.

     Field. A geographical area in which a number of oil or gas wells produce from a continuous reservoir.

     Gross Acres and Gross Wells. The total acres or wells, as the case may be, in which an entity has an interest, either directly or through an affiliate.

     Infill well. A well drilled within an existing oil or gas field.

     Injection well (water injector). A well that is used to pump water (or gas) into a formation to maintain formation pressure which enables the operator to pump more of the hydrocarbons out of the formation and up to the surface.

     Location. The actual geographic spot on which a well is to be drilled.

     Mcf. One thousand cubic feet of natural gas.

     Net Acres or Net Wells. A "net acre" or "net well" is deemed to exist when the sum of fractional ownership working interests in gross acres or gross wells equals one.

     Oil Wells or Gas Wells. Oil wells are those wells which generate revenue from oil production; gas wells are those wells which generate nearly all revenue from gas production.

     Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known oil and gas reservoirs under existing economic and operating conditions, that is, on the basis of prices and costs as of the date the estimate is made and any price changes provided for by existing contracts.

     Proved Developed Reserves Behind Pipe. Producing reserves which are developed (drilled) but not producing because the zone is behind pipe and has not been opened up for actual volume testing or for production.

     Proved Developed Reserves. Proved Reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Undeveloped Reserves. Proved Reserves which can be expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

     Structure. Folding and dislocation of rock layers which can form traps for hydrocarbons.

     Unitization. An agreement under which two or more persons owning operating mineral properties agree to have the properties operated on a unified basis and further agree to share in production from all of the properties on a stipulated percentage or fractional basis regardless of from which property the oil or gas is produced. All owners of the economic interests in the property should be involved in the agreement.

     Undeveloped Acreage or Properties. Oil and gas acreage (including, in applicable instances, rights in one or more horizons thereunder, which may be penetrated by existing well bores, but which have not been tested) or properties to which Proved Reserves have not been assigned by independent petroleum engineers.

                       FINANCIAL STATEMENTS AND REPORT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                    CHAPARRAL RESOURCES, INC. AND SUBSIDIARY

                        November 30, 1995, 1994 and 1993






                                 C O N T E N T S

                                                                           Page


REPORT OF INDEPENDENT CERTIFIED
  PUBLIC ACCOUNTANTS                                                        F-2


FINANCIAL STATEMENTS

         CONSOLIDATED BALANCE SHEETS                                        F-3

         CONSOLIDATED STATEMENTS OF OPERATIONS                              F-5

         CONSOLIDATED STATEMENTS OF CASH FLOWS                              F-6

         CONSOLIDATED STATEMENTS OF CHANGES IN
           STOCKHOLDERS' EQUITY                                             F-8

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                         F-9


SUPPLEMENTARY INFORMATION

         DISCLOSURE ABOUT OIL AND GAS PRODUCING
           ACTIVITIES - UNAUDITED                                           F-24

                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Chaparral Resources, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Chaparral Resources, Inc. and Subsidiary as of November 30, 1995 and 1994, and the related consolidated statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended November 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chaparral Resources, Inc. and Subsidiary as of November 30, 1995 and 1994, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended November 30, 1995 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $704,000 during the year ended November 30, 1995. As discussed in note B to the financial statements, the Company requires significant additional financing to meet its financial requirements through fiscal 1996. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Grant Thornton LLP
GRANT THORNTON LLP




Denver, Colorado
January 19, 1996 (except for note N, as to which the date is March 8, 1996)


                    Chaparral Resources, Inc. and Subsidiary

                           CONSOLIDATED BALANCE SHEETS



                                            May 31,               November 30,
                                             1996           --------------------------
                                           ----------           1995            1994
                                          (Unaudited)       -----------      ---------

              ASSETS

CURRENT ASSETS
  Cash and cash equivalents ..........   $  2,357,000    $    501,000    $    318,000
  Certificates of deposit ............           --              --            20,000
  Investments in U.S. Treasury
    securities (at cost) .............           --              --           199,000
  Accounts receivable
    Joint interest participants ......         15,000          31,000         231,000
    Oil and gas purchasers ...........         50,000          46,000          64,000
  Prepaid expenses ...................          2,000           2,000           2,000
                                         ------------    ------------    ------------

                  Total current assets      2,424,000         580,000         834,000

PROPERTY AND EQUIPMENT - AT COST
  Oil and gas properties - full cost
    United States
      Subject to depletion ...........     16,161,000      16,149,000      16,115,000
      Not subject to depletion .......         54,000          40,000          40,000
  Less accumulated depletion and
    depreciation and impairment ......    (15,760,000)    (15,722,000)    (15,032,000)
                                         ------------    ------------    ------------
                                              455,000         467,000       1,123,000

  Furniture, fixtures and equipment ..        202,000         197,000            ,000
  Less accumulated depreciation ......       (179,000)       (177,000)       (324,000)
                                         ------------    ------------    ------------
                                               23,000          20,000            ,000
                                         ------------    ------------    ------------
                                              422,000         487,000       1,136,000

OTHER ASSETS
  Investment in and advances to
    affiliate ........................     12,649,000       4,507,000         256,000
  Long-term investments in U.S. ......
    Treasury securities (at cost) ....           --              --           100,000
  Other ..............................        384,000          21,000          62,000
                                         ------------    ------------    ------------
                                           13,033,000       4,528,000         418,000
                                         ------------    ------------    ------------

                                         $ 15,935,000    $  5,595,000    $  2,388,000
                                         ============    ============    ============






The accompanying notes are an integral part of these statements.

                                      F-4





                    Chaparral Resources, Inc. and Subsidiary

                     CONSOLIDATED BALANCE SHEETS (CONTINUED)


                                                May 31                November 30,
                                                 1996           --------------------------
                                               ---------            1995            1994
                                              (Unaudited)       -----------      ---------

      LIABILITIES AND
   STOCKHOLDERS' EQUITY


CURRENT LIABILITIES
  Purchase commitment .....................   $  1,225,000            --             --
  Accounts payable
    Trade .................................        529,000    $    102,000    $    151,000
    Joint interest participants -
      revenue .............................         42,000          26,000          41,000
  Accrued liabilities .....................         54,000          86,000         145,000
                                              ------------    ------------    ------------

                  Total current liabilities      1,850,000         214,000         337,000

LONG-TERM OBLIGATIONS
  Note payable ............................           --           461,000           --

MINORITY INTEREST .........................         50,000            --            16,000

STOCKHOLDERS' EQUITY
  Common stock - authorized,
    50,000,000 shares and
    25,000,000 shares at
    November 30, 1995 and 1994,
    respectively, of $.10 par
    value; issued and outstanding,
    37,376,517 at May 31, 1996 and
    20,484,192 and 15,782,317
    shares at November 30, 1995
    and 1994, respectively ................      3,738,000       2,048,000       1,572,000
  Capital in excess of par value ..........     20,343,000      12,577,000       9,464,000
  Preferred stock - authorized, 1,000,000
    shares, no shares issued or
    outstanding ...........................           --              --              --
  Retained earnings (deficit) .............    (10,046,000)     (9,705,000)     (9,001,000)
                                              ------------    ------------    ------------
                                                14,035,000       4,920,000       2,035,000
                                              ------------    ------------    ------------

                                              $ 15,935,000    $  5,595,000    $  2,388,000
                                              ============    ============    ============








The accompanying notes are an integral part of these statements.


                    Chaparral Resources, Inc. and Subsidiary

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                 Six months ended
                            ----------------------------                      November 30,
                              May 31,         May 31,        ----------------------------------------
                               1996            1995            1995            1994           1993
                            ------------    ------------     ---------      ---------       ---------
                            (Unaudited)     (Unaudited)

Revenue
  Oil and gas sales .......     81,000    $    136,000    $    255,000    $    374,000    $    414,000

Costs and expenses
  Production costs ........      8,000          67,000         115,000         232,000         185,000
  Write down of oil and
    gas properties ........     - 0 -           - 0 -          619,000         416,000         230,000
  Depreciation and
    depletion .............     39,000          61,000          74,000         120,000         125,000
  General and
    administrative ........    349,000          60,000         166,000          94,000          94,000
                           -----------    ------------    ------------    ------------    ------------
                               396,000         188,000         974,000         862,000         634,000
                           -----------    ------------    ------------    ------------    ------------

           (Loss) from
             operations....   (315,000)        (52,000)       (719,000)       (488,000)       (220,000)

Other income (expense)
  Interest income .........      2,000           3,000          25,000          13,000          20,000
  Interest expense ........    (28,000)           --           (17,000)         (4,000)         (8,000)
  Other - net .............      1,000          39,000           7,000           5,000)         85,000
                           -----------    ------------    ------------    ------------    ------------
                               (25,000)         42,000          15,000          14,000)         97,000
                           -----------    ------------    ------------    ------------    ------------
           NET (LOSS) .....   (340,000)   $    (10,000)   $   (704,000)   $   (474,000)       (123,000)
                           ===========    ============    ============    ============    ============

Net (loss) per share ......      (.012)   $      (.001)   $       (.04)   $       (.02)   $       (.01)

Weighted average number
  of shares outstanding.... 26,711,246      17,331,380      18,865,454      15,064,856      13,319,893










The accompanying notes are an integral part of these statements.


                    Chaparral Resources, Inc. and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Years ended November 30,



                                              Six months ended
                                        ----------------------------                    November 30,
                                           May 31         May 31,       ----------------------------------------
                                            1996           1995            1995           1994           1993
                                         -----------    -----------     ----------      ---------      ---------
                                         (Unaudited)    (Unaudited)


Increase (decrease) in cash
  and cash equivalents

Cash flows from operating  activities
  Net (loss) ........................   $  (340,000)   $   (10,000)   $  (704,000)   $  (474,000)   $  (123,000)
  Adjustments to reconcile net
  (loss) to net cash provided by
  operating activities
    Depreciation and depletion ......        38,000         61,000         74,000        120,000        125,000
    (Decrease) in deferred
      compensation ..................          --             --             --          (40,000)       (20,000)
    Write down of oil and
      gas property ..................          --             --          619,000        416,000        230,000
    Stock issued for services
      and bonuses ...................          --             --           27,000          8,000           --
    Amortization of note discount ...          --             --           17,000           --             --
    Changes in assets and liabilities,
     net of effects of acquisition
      (Increase) decrease in
        Accounts receivable .........        12,000        185,000        218,000         22,000       (165,000)
        Prepaid expenses ............          --            1,000           --            1,000
        Other assets ................          --          140,000           --             --             --
        Equipment inventory .........          --            1,000           --             --             --
      Increase (decrease) in
        Accounts payable ............       (67,000)      (102,000)       (64,000)        47,000         62,000
        Accrued liabilities .........       (40,000)       (73,000)       (59,000)        (9,000)       (27,000)
                                        -----------    -----------    -----------    -----------    -----------

             Net cash provided from
               (used in) operating
               activities ...........      (397,000)       203,000        128,000         90,000         81,000

Cash flows from investing activities
  Additions to property and equipment       (48,000)      (193,000)       (86,000)      (255,000)      (310,000)
  Investment in foreign oil and gas
    properties ......................    (1,631,000)    (3,383,000)    (1,088,000)      (256,000)          --
  Payments for acquisition, net of
    cash acquired ...................    (2,889,000)         --             --              --             --
  Proceeds from sale of interest
    in oil and gas properties .......        19,000           --           41,000         71,000          2,000
  Decrease in cash value of
    insurance and annuities .........          --             --           40,000         40,000         39,000
  Increase (decrease) in minority
    interest ........................          --             --          (16,000)        (1,000)         1,000
  Decrease in equipment inventory ...          --            1,000           --            1,000           --
  Sale (purchase) of bonds ..........          --             --          299,000       (299,000)          --
  Redemption of certificates of
    deposit .........................          --            1,000         20,000        146,000           --
  Purchase of certificates of deposit          --             --             --             --           (2,000)
                                        -----------    -----------    -----------    -----------    -----------
               Net cash provided by
               (used in) investing
               activities ...........    (4,549,000)    (3,575,000)      (789,000)      (554,000)      (270,000)






The accompanying notes are an integral part of these statements.

                                      F-7



                    Chaparral Resources, Inc. and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                            Years ended November 30,

                                                      Six months ended
                                                ----------------------------             November 30,
                                                   May 31,        May 31,       ---------------------------------
                                                    1996           1995           1995         1994       1993
                                                 -----------    -----------     ---------   ---------   ---------
                                                 (Unaudited)    (Unaudited)



Cash flows from financing
  activities
    Payment of note ...........................   $ (750,000)   $     --      $    --      $     --    $     --
    Proceeds from stock acquisition of CAP(D)..         --       3,198,000         --            --          --
    Proceeds from note payable ................         --            --         750,000         --          --
    Proceeds from sale of stock ...............    7,552,000          --          94,000      260,000     410,000
                                                  ----------      --------    ----------   ----------   ---------

              Net cash provided from
                (used in) financing
                activities ....................    6,802,000     3,198,000       844,000      260,000     410,000

              Net (increase) decrease
                in cash andd cash
                equivalents ...................    1,856,000      (174,000)      183,000     (204,000)    221,000

Cash and cash equivalents at
  beginning of year ...........................      501,000       318,000       318,000      522,000     301,000
                                                  ----------      --------    ----------   ----------   ---------

Cash and cash equivalents at end of 2nd quarter
  and end of years 1995, 1994 and 1993.........   $2,357,000    $  144,000    $  501,000   $  318,000  $  522,000
                                                  ==========    ==========     =========   ==========   =========

Supplemental Cash Flow Information:
  Cash paid during the year
    Interest ..................................   $   28,000    $     --      $    5,000   $    4,000  $    8,000
    Income taxes ..............................         --            --            --           --          --

Supplemental schedules of noncash investing and
  financing activities
    To retire notes payable ...................   $  300,000    $     --      $    --      $     --    $     --
    Common stock issued for
      investment in affiliate .................    1,903,000          --       3,162,000         --          --
    Discount recognized for note
      issued with detachable stock
        warrants ..............................         --            --         306,000         --           --
    Purchase commitment .......................    1,225,000          --           --            --           --
    Common stock issued upon
        conversion of debentures ..............         --            --            --         75,000         --



Note: The company recognized a purchase commitment of $1,225,000 for the initial purchase of a 15% interest in affiliate to be paid between June 11, 1996 and March 11, 1997 during the six months ended May 31, 1996.


The accompanying notes are an integral part of these statements.


                    Chaparral Resources, Inc. and Subsidiary

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years ended November 30, 1995, 1994 and 1993
                and the six months ended May 31, 1996 (Unaudited)


                                                                                                      Capital
                                                               Common stock                          in excess           Retained
                                                      ---------------------------------               of par              earnings
                                                        Shares                 Amount                  value             (deficit)
                                                      ----------             ----------             ----------           ---------

Balance at November 30,
   1992 ..................................            $12,237,875           $ 1,223,000           $ 9,061,000           $(8,404,000)

Issuance of capital
  stock ...................................             2,685,750               269,000               141,000                  --
Net loss ..................................                  --                    --                    --                (123,000)
                                                      -----------           -----------           -----------           -----------
Balance at November 30,
   1993 ...................................            14,923,625             1,492,000             9,202,000            (8,527,000)

Warrants exercised for
  capital stock ...........................               650,625                65,000               195,000                  --
Conversion of debentures
  for capital stock .......................               200,067                20,000                55,000                  --
Capital stock issued for
  services ................................                 8,000                 1,000                 6,000                  --
Net loss ..................................                  --                    --                    --                (474,000)
                                                      -----------           -----------           -----------           -----------
Balance at November 30,
   1994 ...................................            15,782,317             1,578,000             9,458,000            (9,001,000)

Warrants exercised for
  capital stock ...........................               265,375                27,000                67,000                  --
Capital stock issued
  for investment in
  affiliate ...............................             4,400,000               440,000             2,722,000                  --
Capital stock issued for
  services ................................                12,500                 1,000                 9,000                  --
Capital stock issued for
  employee and director
  bonuses .................................                24,000                 2,000                15,000                  --
Debt issuance costs -
  stock warrants issued ...................                  --                    --                 306,000                  --
Net loss ..................................                  --                    --                    --                (704,000)
                                                      -----------           -----------           -----------           -----------
Balance at November 30,
   1995 ...................................            20,484,192           $ 2,048,000           $12,577,000           $(9,705,000)

Capital stock issued
  (unaudited) .............................            16,892,325                63,000               728,000                  --

Net loss (unaudited) ......................                  --                    --                    --                 (83,000)
                                                      -----------           -----------           -----------           -----------

Balance at May 31,
  1996 (unaudited) ........................            37,376,517           $ 2,111,000           $13,305,000           $(9,788,000)
                                                      ===========           ===========           ===========           ===========


The accompanying notes are an integral part of these statements.

                    Chaparral Resources, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The summary of significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

  1.  History and Business Activity

        Chaparral Resources, Inc. was incorporated in the State of Colorado on January 13, 1972, principally to engage in the exploration, development and production of oil and gas properties.

  2.  Principles of Consolidation

        The November 30, 1994 consolidated financial statements include the accounts of the Company and its 87% owned joint venture, Reservoir Creek Gathering System. All significant intercompany transactions have been eliminated. On April 15, 1995, the Company sold its 87% ownership interest in this joint venture. At May 31, 1996, the consolidated financial statements include the accounts of CAP-G (see note N).

  3.  Cash Equivalents

        For purposes of the statement of cash flows, cash equivalents are defined as highly liquid investments purchased with an original maturity of three months or less.

  4.  Investments in Debt and Equity Securities

        The Company accounts for investments in debt and equity securities under the provision of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that, at acquisition, the Company classify debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. At each reporting date, the appropriateness of the classification shall be reassessed.

                    Chaparral Resources, Inc. and Subsidiary

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  5.  Oil and Gas Property and Equipment

        The Company uses the full cost method of accounting for its oil and gas properties. All costs incurred in the acquisition, exploration and development of properties (including costs of surrendered and abandoned leaseholds, delay lease rentals, dry hole costs, geological and geophysical costs and overhead related to exploration and development activities) are capitalized on a country by country basis. The limitation on such capitalized costs is determined in accordance with rules specified by the Securities and Exchange Commission. Capitalized costs are depleted using the units of production method. All of the Company's proved reserves are in the United States.

  6.  Sales of Proved Oil and Gas Property

        Sales of oil and gas properties, whether or not being amortized currently, are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments significantly alter the relationship between capitalized costs and proved reserves of oil and gas. A significant alteration would not ordinarily be expected to occur for sales involving less than 25% of the reserve quantities of a given cost center. If gain or loss is recognized on such a sale, total capitalized costs within the cost center are allocated between the reserves sold and reserves retained on the same basis used to compute amortization, unless there are substantial economic differences between the properties sold and those retained, in which case capitalized costs are allocated on the basis of the relative fair values of the properties.

  7.  Costs Not Subject to Depletion

        Costs associated with acquisition and evaluation of unproved properties are excluded from the amortization computation until it is determined if proved reserves can be attributed to the properties. These unevaluated properties are assessed annually for possible impairment and the amount impaired, if any, is added to the amortization base. Costs of exploratory dry holes and geological and geophysical costs not directly associated with specific unevaluated properties are added to the amortization base as incurred.

                    Chaparral Resources, Inc. and Subsidiary

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  8.  Sales of Unproved Properties

        Proceeds received from drilling arrangements are credited to the appropriate cost center and recognized as a lower amortization provision as reserves are produced.

  9.  Other Property and Equipment

        Furniture, fixtures and equipment are depreciated using straight-line and accelerated methods over estimated useful lives which range from three to ten years.

        Gains or losses on sales of property and equipment, other than oil and gas exploration and development costs, are recognized as part of operations. Expenditures for renewals and betterments are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred.

 10.  Administrative Overhead Reimbursement

        The Company, as operator of drilling and/or producing properties, is reimbursed by the nonoperators for administration, supervision, office services and warehousing costs on an annually adjusted fixed rate basis per well per month. These charges are applied as a reduction of general and administrative expenses for purposes of the statement of operations.

 11.  Income Taxes

        The Company accounts for income taxes on the liability method based upon the tax rate at which items of income and expense are expected to be settled in the Company's tax return.

 12.  (Loss) Per Common Share

        Earnings (loss) per common and common equivalent share is based on the weighted average number of shares outstanding. The potential dilution from the exercise of stock warrants is not material.

                    Chaparral Resources, Inc. and Subsidiary

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 13.  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 14.  Reclassifications

        Certain   reclassifications  have  been  made  to conform  prior  years'
        information with the current year presentation.

 15.     Interim Financial Statements

        Information in the accompanying consolidated financial statements and notes to the consolidated financial statements for the interim periods is unaudited. The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the interim periods are not necessarily indicative of the results that may be expected for the full year.


NOTE B - GOING CONCERN

    The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has over 80% of its assets invested in entities that are pursuing the development of the Karakuduk Field, a shut in oil field in the central Asian Republic of Kazakstan, which will require significant additional funding (note D).

                    Chaparral Resources, Inc. and Subsidiary

NOTE B - GOING CONCERN (CONTINUED)

    The Company has commenced a private placement of common stock (note N). However, the Company does not anticipate that the net proceeds from the sale of the shares offered, together with the Company's current cash reserves and cash flow from operations, will be sufficient to meet the Company's capital requirements through fiscal 1996. While the Company believes that additional funds will be available from additional financing, there can be no assurance that such will be the case. There is also no assurance that additional financing, if available, can be obtained on terms favorable or affordable to the Company.

    The Company's continued existence as a going concern in its present form is dependent upon the success of future operations, which is, in the near term, dependent on the successful financing and development of the Karakuduk Field, of which there is no assurance.


NOTE C - INVESTMENTS IN DEBT AND EQUITY SECURITIES

    The Company classifies its investments in U.S. Treasury securities as held-to-maturity securities. Held-to-maturity securities are carried at amortized cost.

    As of November 30, 1995, the Company did not own any investments in debt and equity securities. The amortized cost, unrealized gains and losses, and fair values of the Company's held-to-maturity securities held at November 30, 1994 are summarized as follows:

                                                Gross       Gross
                              Amortized      unrealized   unrealized     Fair
                                 cost           gains       losses       value
                              ---------      ----------   ----------   ---------

    U.S. government
      securities .........     $299,000       $  4,000       $--        $303,000
                               ========       ========       ====       ========

    The following table lists the maturities of debt securities held at November 30, 1994 classified as held-to-maturity.

                                   Within     One to five  More than
                                   one yes       years     five years    Total
                                   -------    -----------  ----------   -------

    Held-to-maturity
      securities ..........      $ 199,000   $ 100,000       $--      $ 299,000
                                   =======     =======       ===        =======

                    Chaparral Resources, Inc. and Subsidiary

NOTE D - INVESTMENT IN AND ADVANCES TO AFFILIATE

    In September, 1994, the Company acquired a 25% interest in Central Asian Petroleum Guernsey Limited ("CAP-G"), with headquarters in Ankara, Turkey. CAP-G has a 50% interest in Karakuduk Munay, Inc. ("KKM"), which owns 100% of the right to develop the Karakuduk Field, a shut-in oil field in the central Asian Republic of Kazakstan. As a result of the acquisition of the 25% interest in CAP-G, the Company had a 12.5% beneficial interest in KKM and the Karakuduk Field. In April, 1995, the Company acquired all of the stock of Central Asian Petroleum, Inc. ("CAP-D"), in exchange for shares of the Company's common stock (note F - shares in escrow). As a result of the acquisition, the Company's beneficial interest in CAP-G increased to 45%, giving the Company a 22.5% beneficial interest in KKM and the Karakuduk Field (see note N).

    Since the Company and its affiliates are in the acquisition and evaluation phase related to the Karakuduk Field, all costs incurred by the Company related to the Field have been capitalized and are not subject to depletion.

    All of the permits and licenses required to develop the field are not yet in place and there is no assurance that they will be obtained.

    Because of uncertainties surrounding the prospect, no proved reserves have been attributed to the field. The project will require significant development costs for which the financing is not complete. There can be no assurance that the project will be adequately financed or that the field will be successfully developed. The license requires a minimum work plan of approximately $10,000,000 in 1996, $34,000,000 in 1997 and $12,000,000 in
    1998. The agreement provides KKM with the right to defer the minimum work program under certain conditions. As part of the minimum work plan, Chaparral is committed to loan CAP-G sufficient funds up to a total amount of $4,000,000 to enable CAP-G to loan KKM sufficient funds to place existing wells in the Karakuduk Field on production.

    In addition to the normal risks associated with domestic oil and gas exploration and development, this project is subject to other risks such as political instability, war, expropriation, language barriers, government bureaucracy, uncertain markets, fluctuation in currency exchange rates, limitations on currency repatriation, foreign taxes, duties and tariffs, renegotiation or modification of contracts and the availability of oil gathering systems and pipelines.

                    Chaparral Resources, Inc. and Subsidiary

NOTE E - LONG-TERM DEBT

    Long-term obligations at November 30, 1995 consisted of a note payable to a private corporation in the amount of $750,000. The note is due on the earlier of April 30, 1997 or the third business day following the receipt by Chaparral of any proceeds from one of the following sources: 1) the sale or issuance of its securities, or 2) any debt financing provided or guaranteed by the Overseas Private Investment Corporation or other governmental entity. Interest is payable monthly at a rate of 8%.

    As additional consideration for this note, Chaparral issued to the holder warrants to purchase 500,000 shares of Chaparral's common stock, and to a private corporation, as a finders fee, warrants to purchase 200,000 shares, at $0.25 per share, exercisable at any time, but no later than October 30, 1998.

    The note has been discounted by the difference between the market value of the Company's common stock on the date of issuance and the exercise price of the warrants. The discount will be amortized over the life of the note (18 months). The following is a summary of the note payable at November 30, 1995:

                  Note payable  ...........................$ 750,000
                  Less unamortized discount
                    based on imputed interest
                    rate of 24% ........................... (289,000)
                                                             -------
                                                           $ 461,000
                                                             =======

    Under the terms of the note, Chaparral was required to elect three people affiliated with the holder to its Board of Directors, with one of these people being named the Chairman of the Board.

    The note is subject to a provision whereby, if the note is not repaid by specific dates (before April 30, 1997), Chaparral will issue additional warrants to the holder.

    Aggregate maturities of long-term debt as of November 30, 1995 are as follows:

                  1996 ....................  $   --
                  1997 ....................   750,000

                    Chaparral Resources, Inc. and Subsidiary

NOTE F - COMMON STOCK AND STOCK WARRANTS

    Stock Warrant Plan

    During 1989, the Board of Directors approved a stock warrant plan for key employees and directors. The Company has reserved 1,175,000 shares of its common stock for issuance under the plan. Warrants must be granted and exercised within a 10 year period ending April 30, 1999. The exercise price must equal the fair market value of the Company's common stock on the date of grant.

    Immediately following approval of the plan by the Board of Directors, warrants for 1,175,000 shares were granted with an exercise price of $.28 per share. The plan was approved in 1990 by the Company's shareholders. During 1995, 100,000 of the warrants were exercised for the purchase of common stock. The exercise price was $.28 per share for a total of $28,000.

    Stock Offering

    During 1993, the Company sold a total of 1,790.5 units in a private placement consisting of 2,685,750 shares of common stock and 1,342,875 warrants to purchase stock with an exercise price of $.40. An additional 105,540 warrants were issued as commission.

    During 1994, 650,625 of the warrants issued in the private placement were exercised for the purchase of shares of common stock. The exercise price was $.40 per share for a total of $260,000.

    During 1995, 165,375 of the warrants issued in the private placement were exercised for the purchase of shares of common stock. The exercise price was $.40 per share for a total of $66,000.

    Stock Warrants Related to Debt Issuance (note E)

    As consideration for the issuance of a $750,000 note, the Company issued warrants for a total of 700,000 shares of the Company's common stock, at $.25 per share, exercisable at any time, but no later than October 30, 1998.

                    Chaparral Resources, Inc. and Subsidiary

NOTE F - COMMON STOCK AND STOCK WARRANTS (CONTINUED)

    Shares in Escrow

     The Company issued 4,400,000 shares of common stock to acquire an interest in CAP-G (see note D). 150,000 of these shares were issued during the year ended November 30, 1995 for the first 25% interest. For the remaining 20% interest, 4,250,000 shares were held in escrow at the date of this transaction with delivery authorized upon the occurrence of several events. The first 1,000,000 shares were delivered in September, 1995 upon registration of the Karakuduk Munay Agreement by the government of the Republic of Kazakstan. Additional shares will be delivered based upon future events including completion of financing for the Karakuduk field, minimum production quantities and project financing.

NOTE G - INCOME TAXES

     The following is a summary of the provision for income taxes:

                                                     November 30,
                                          -------------------------------------
                                             1995         1994         1993
                                          ---------    ---------      ---------

     Income taxes (benefit)
       computed at Federal
       statutory rate ...............    $(241,000)    $(161,000)    $ (42,000)
     Change in asset valuation
       allowance ....................      298,000       256,000        65,000
     Other ..........................      (57,000)      (95,000)      (23,000)
                                         ---------     ---------     ---------

     Income taxes ...................    $    --       $    --       $    --
                                         =========     =========     =========

                    Chaparral Resources, Inc. and Subsidiary

NOTE G - INCOME TAXES (CONTINUED)

    The components of the Company's deferred tax assets and liabilities under SFAS No. 109 are as follows:

                                                    Year ended
                                                    November 30,
                                      -----------------------------------------
                                          1995           1994           1993
                                      -----------    -----------    -----------

         Deferred tax assets
           Net operating loss
             carryforwards ........   $ 4,131,000    $ 3,934,000    $ 3,777,000
           Full cost pool
             capitalization .......       246,000        145,000         46,000
         Valuation allowance ......    (4,377,000)    (4,079,000)    (3,823,000)
                                      -----------    -----------    -----------

         Deferred tax assets ......   $      --      $      --      $      --
                                      ===========    ===========    ===========

    There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards due to the fact that the realization of the related tax benefits is not considered likely.

    At November 30, 1995, the Company has tax loss carryforwards of approximately $12,149,000 available to offset future taxable income. These carryforwards will expire at various times between 1996 and 2011. The Company has issued a significant number of shares of common stock during the year ended November 30, 1995 and has also issued warrants. The Company is also currently negotiating for the infusion of additional capital which, if successful, will require additional shares of stock to be issued. The changes in ownership may significantly restrict the use of net operating loss  carryforwards.  At  November  30,  1995,  unused  statutory  depletion carryforwards, which have unlimited duration, are approximately $567,000. The unused investment tax credit carryover was approximately $86,000 at November 30, 1995 and expires through 2000. The loss carryforward at
    November  30,  1995  for  financial   reporting  purposes  is  approximately
    $11,264,000. The difference between the loss carryforward for financial reporting and income tax purposes results principally from the difference in book and tax basis of oil and gas properties.

                    Chaparral Resources, Inc. and Subsidiary

NOTE H - RELATED PARTY TRANSACTIONS

    The Company paid a director $24,000 during 1995 and 1994 and $20,000 during 1993, for public relations consulting services.


NOTE I - MAJOR CUSTOMERS

    The Company is presently engaged in exploration for and development of oil and gas. The Company sells its production under contracts with various purchasers, with certain domestic purchasers accounting for sales of 10% or more per year as follows:

                  1995 ..........................    16%
                  1994 ..........................    15%, 13% and 11%
                  1993 ..........................    13%, 11% and 11%


NOTE J - LEASE

    The Company leases office space under a noncancellable operating lease, expiring in March, 1997. The following is a schedule of future minimum rental payments:

                  Year ending November 30,
                  ------------------------
                     1996 ..........................            $ 33,000
                     1997 ..........................              11,000
                                                                 -------
                                                                $ 44,000

    Net rent  expense was $36,000  for 1995,  $37,000 for 1994,  and $34,000 for
    1993. Related party sublease income included in rent expense was $6,000 for 1994 and 1993, there was no sublease income in 1995.


NOTE K - DEFERRED COMPENSATION PLANS

    Royalty Participation Plan

    During 1982, the Company adopted a Royalty Participation Plan for the employees of the Company. Under the plan, the Company may contribute to a trust fund, royalty interests acquired by the Company together with any proceeds of production received by the Company which are attributable to such royalty interests. The net income of the trust fund will be distributed yearly to the participants based on years of service and position in the Company. Distributions were $12,000 for 1995, $10,000 for 1994 and $10,000 for 1993.

                    Chaparral Resources, Inc. and Subsidiary

NOTE K - DEFERRED COMPENSATION PLANS (CONTINUED)

    Deferred Compensation Agreement

    In 1991, the Company amended its deferred compensation plan for its president to provide for payments of $20,000 annually for 5 years, a total of $100,000, beginning in 1991. Prior to the amendment, the plan called for payments of $18,000 annually, a total of $180,000, for 10 years beginning upon termination. At November 30, 1994, the Company has no remaining obligation under the Plan.


NOTE L - DEFINED CONTRIBUTION PLANS

    Effective December 31, 1990, the Company adopted a new defined contribution plan which covers all full-time eligible employees. Contributions are determined as a percent of each covered employee's salary and are funded as accrued. Plan contributions for the Company were $27,000 in 1995, $26,000 in 1994, and $29,000 in 1993, of which $20,000 in 1995, $20,000 in 1994, and
    $23,000 in 1993 was attributable to the president of the Company.

    The Company also adopted a 401(k) plan covering all full time employees, effective January 1, 1991. Employee contributions are in the form of salary reductions up to the maximum percentage allowable under IRS codes. There are no employer matching contributions.


NOTE M - FOURTH QUARTER ADJUSTMENTS

    During the fourth quarter of the year ended November 30, 1995, the Company recognized a write down of its oil and gas properties of $619,000, as a result of a full cost ceiling limitation.

                    Chaparral Resources, Inc. and Subsidiary

NOTE N - EVENTS SUBSEQUENT TO NOVEMBER 30, 1995

    In January and February, 1996, the Company entered into agreements to acquire, for a total of $5,850,000 cash and 1,785,000 shares of the Company's common stock, an additional 55% interest in CAP-G. If consummated, the acquisitions would increase the Company's ownership in CAP-G to 100%, thus increasing to 50% the Company's beneficial ownership of KKM and the Karakuduk Field.

    The   additional  55%  of  CAP-G  is  to  be  acquired  in  three  separate transactions, the first two of which include the purchase of all of the CAP-G shares owned by a private Turkish company ("Darka") and by an individual CAP-G shareholder ("Koksal"), each of which owns 25% of the CAP-G shares outstanding.

    The Company would pay $2,000,000 in cash plus issue 685,000 shares of the Company's common stock to Darka for all of its CAP-G shares. The cash payment includes an initial $300,000 paid by the Company on March 4, 1996, following the Company's review of Darka. An additional $300,000 and 625,000 shares of Company stock were delivered March 8, 1996, with the balance of cash and stock due at closing on April 1, 1996.

    The Company would pay $1,975,000 in cash and issue 900,000 shares of the Company's common stock to Koksal for 60% of Koksal's CAP-G shares, with an option, after completion of the initial purchase, to purchase the remaining 40% of his CAP-G shares for an additional $1,625,000 and 200,000 shares of the Company's common stock. The cash payment on the initial purchase from Koksal includes $150,000 paid by the Company into an escrow account during the Company's 60-day due diligence review. If the initial purchase is consummated from Koksal, the escrowed funds would be released and an additional $600,000 cash and 900,000 shares of the Company's common stock delivered to Koksal on or before March 11, 1996. The remaining cash balance of $1,225,000 for the initial purchase will be paid in four equal quarterly payments of $306,250 between June 11, 1996 and March 11, 1997. The Company has the option to acquire the remaining 40% of Koksal's CAP-G shares at any time following completion of the initial purchase and prior to December 11, 1997.

    Under a third agreement, the Company would acquire the remaining 5% of the outstanding CAP-G shares from a private corporation ("OCSCO") for $250,000 to be paid at the earlier of April 14, 1996 or 15 days after completion of a private placement of common stock described below.

                    Chaparral Resources, Inc. and Subsidiary

NOTE N - EVENTS SUBSEQUENT TO NOVEMBER 30, 1995 (CONTINUED)

    In March, 1996, the Company commenced a private offering of common stock, whereby the Company is offering 12,000,000 shares at $.50 per share. The Company reserved the right to increase the offering to 14,000,000 shares. There is no minimum amount in the offering, and proceeds from the sale of the shares will be used by the Company as subscriptions are accepted without any escrow.

    If all shares offered are sold, the net proceeds from the offering are estimated to be approximately $5,500,000 after deducting Placement Agent fees and estimated offering expenses of $500,000.

    During the six months ended May 31, 1996 and subsequent thereto, several of the above transactions were completed or partially completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company--Liquidity and Capital Resources" (Unaudited).

            SUPPLEMENTAL INFORMATION - DISCLOSURES ABOUT OIL AND GAS
                        PRODUCING ACTIVITIES - UNAUDITED


The following estimates of proved and unproved developed reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Additionally, the price of oil has been very volatile and downward changes in prices can significantly effect quantities that are economically recoverable. Accordingly, these estimates are expected to change as future information becomes available and the changes may be significant. All of the Company's reserves are located in the United States.

Proved reserves are estimated reserves of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.


            SUPPLEMENTAL INFORMATION - DISCLOSURES ABOUT OIL AND GAS
                  PRODUCING ACTIVITIES - UNAUDITED (CONTINUED)

                      PROVED OIL AND GAS RESERVE QUANTITIES
                         (All within the United States)


                                                          Oil            Gas
                                                       reserves        reserves
                                                        (bbls.)         (Mcf.)
                                                       --------       ---------


Balance December 1, 1992 .....................         105,973        1,485,556
    Revisions of previous estimates ..........         (10,970)        (200,049)
    Extensions, discoveries and
      other additions ........................          59,193        1,175,421
    Production ...............................         (12,448)        (155,786)
                                                       -------        ---------
Balance November 30, 1993 ....................         141,748        2,305,142
    Revisions of previous estimates ..........            (125)        (455,946)
    Sales of reserves ........................         (20,392)         (95,714)
    Extensions, discoveries and
      other additions ........................           1,745        1,700,289
    Production ...............................         (11,286)        (159,041)
                                                       -------        ---------

Balance November 30, 1994 ....................         111,690        3,294,730
    Revisions of previous estimates ..........          (1,438)         (98,536)
    Sales of reserves ........................         (36,425)         (10,228)
    Extensions, discoveries and
      other additions ........................             582            9,375
    Production ...............................          (8,224)        (132,924)
                                                       -------        ---------

Balance November 30, 1995 ....................          66,185        3,062,417
                                                       =======        =========

Proved developed reserves
    November 30, 1993 ........................          82,798        1,155,946
    November 30, 1994 ........................          52,740        1,103,203
    November 30, 1995 ........................           7,235          870,890



            SUPPLEMENTAL INFORMATION - DISCLOSURES ABOUT OIL AND GAS
                  PRODUCING ACTIVITIES - UNAUDITED (CONTINUED)

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
           AND CHANGES THEREIN RELATING TO PROVED OIL AND GAS RESERVES



                                           Year ended November 30,
                                  ------------------------------------------
                                     1995            1994           1993
                                  ----------      ----------     -----------


Future cash inflows              $ 3,449,000     $ 5,041,000     $ 4,980,000
Future production and
  development costs               (2,478,000)     (3,051,000)    (2,661,000)
Future income tax expenses             --              --            --
                                   ---------       ---------     ----------

Future net cash flows                971,000       1,990,000     2,319,000
10% annual discount for
  estimated timing of cash
  flows                             (544,000)       (907,000)     (959,000)
                                   ---------       ---------      ---------

Standardized measure of
  discounted future net cash
  flows                          $   427,000     $ 1,083,000     $ 1,360,000
                                   =========       =========       =========

The following are the principal sources of changes in the standardized measure of discounted future net cash flows:


                                                 Year ended November 30,
                                        ----------------------------------------
                                           1995           1994            1993
                                        ----------     ----------     ----------


Beginning balance .................   $ 1,084,000    $ 1,360,000    $ 1,429,000
Expenditures which reduced
  future development costs ........        (3,000)      (146,000)       (67,000)
Acquisition of proved reserves ....          --             --             --
Sale of proved reserves ...........       (81,000)      (102,000)          --
Sales and transfers of oil
  and gas produced, net of
  production costs ................      (140,000)      (143,000)      (229,000)
Net increase (decrease) in
  price ...........................      (593,000)      (568,000)      (485,000)
Net (increase) decrease in
  costs ...........................       247,000          3,000         94,000
Extensions and discoveries ........       165,000        526,000        631,000
Revisions of previous
  quantity estimates ..............       (38,000)      (214,000)      (140,000)
Accretion of discount .............       108,000        136,000        143,000
Effect of change in timing
  and other .......................      (322,000)       231,000        (16,000)
                                      -----------    -----------    -----------

Ending balance ....................   $   427,000    $ 1,083,000    $ 1,360,000
                                      ===========    ===========    ===========



                                      F-26




            SUPPLEMENTAL INFORMATION - DISCLOSURES ABOUT OIL AND GAS
                  PRODUCING ACTIVITIES - UNAUDITED (CONTINUED)

                  STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET
                   CASH FLOWS AND CHANGES THEREIN RELATING TO
                     PROVED OIL AND GAS RESERVES (CONTINUED)


Costs Incurred
                                                   Year ended November 30,
                                           -------------------------------------
                                               1995        1994           1993
                                            ---------    ---------     ---------

Property acquisition costs -
  unproved leases ....................   $      --     $     7,000   $    12,000
Property acquisition costs -
  proved properties ..................        30,000        37,000       228,000
Exploration costs ....................          --            --           2,000
Development costs ....................        30,000       146,000        67,000

  (1)  Net of lease sale proceeds of $169,000

Production Costs
                                                   Year ended November 30,
                                           -------------------------------------
                                               1995        1994           1993
                                            ---------    ---------     ---------

Lease operating expense ..............   $    95,000   $   176,000   $   155,000
Production tax .......................        20,000        56,000        30,000
                                         -----------   -----------   -----------

                                         $   115,000   $   232,000   $   185,000
                                         ===========   ===========   ===========

Other Information
                                                   Year ended November 30,
                                           -------------------------------------
                                               1995        1994           1993
                                            ---------    ---------     ---------

Net revenue (revenue less production
  costs, ad valorem and severance
  taxes) .............................   $   140,000   $   142,000   $   299,000

Amortization per equivalent barrel
  of production* .....................          2.33          3.18          3.14
Price per bbl. (oil) .................         14.27         12.75         14.09
Production cost per bbl. (oil) .......          6.34          8.21          7.91
Price per Mcf. (gas) .................          1.02          1.44          1.52
Production cost per Mcf. (gas) .......           .47           .86           .55
Price per net equivalent bbl.* .......          8.33          9.86         10.74
Production cost
   per net equivalent bbl.* ..........          3.78          6.06          4.81

* Natural gas converted to equivalent barrels using conversion ratio of 6:1.


                                      F-27




            SUPPLEMENTAL INFORMATION - DISCLOSURES ABOUT OIL AND GAS
                  PRODUCING ACTIVITIES - UNAUDITED (CONTINUED)

                  STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET
                   CASH FLOWS AND CHANGES THEREIN RELATING TO
                     PROVED OIL AND GAS RESERVES (CONTINUED)

                                                   Year ended November 30,
                                           -------------------------------------
                                               1995        1994           1993
                                            ---------    ---------     ---------

Present value of proved
  reserves
    Proved developed ..............     $  266,000     $  650,000     $  785,000
    Proved undeveloped ............        161,000        433,000        575,000
                                        ----------     ----------     ----------

  Total ...........................     $  427,000     $1,083,000     $1,360,000
                                        ==========     ==========     ==========

Future net revenues of proved
  reserves
    Proved developed ..............     $  383,000     $  950,000     $1,129,000
    Proved undeveloped ............        588,000      1,040,000      1,190,000
                                        ----------     ----------     ----------

  Total ...........................     $  971,000     $1,990,000     $2,319,000
                                        ==========     ==========     ==========


- -------------------------------------------------------------------------------


                                                 CHAPARRAL RESOURCES, INC.



No  person  has been  authorized  to give any
information or to make any  representation in
connection   with  the  Offering  being  made
hereby not contained in this Prospectus, and,
if  given  or  made,   such   information  or
representation  must  not be  relied  upon as
having been authorized.  This Prospectus does
not   constitute   an   offer   to   sell  or
solicitation  of an  offer  to buy any of the
securities offered hereby in any jurisdiction          20,585,325 Shares
in which it is unlawful to make such offer or          of Common Stock
solicitation  in such  jurisdiction.  Neither
the delivery of this  Prospectus nor any sale
made hereunder shall under any  circumstances
create  an   implication   that   information
contained herein is correct as of any time subsequent to the date hereof.




            -------------------------




                                     Page No.

AVAILABLE INFORMATION...................  2
PROSPECTUS SUMMARY......................  3
RISK FACTORS............................  6
USE OF PROCEEDS......................... 10
MARKET PRICES OF COMMON EQUITY,
  DIVIDEND POLICY AND
  RELATED STOCKHOLDER MATTERS........... 10              ----------
MANAGEMENT'S DISCUSSION AND                              PROSPECTUS
  ANALYSIS OF FINANCIAL CONDITION                        ----------
  AND RESULTS OF OPERATIONS OF
  THE COMPANY........................... 11
BUSINESS OF THE COMPANY................. 15
DIRECTORS AND EXECUTIVE OFFICERS........ 25
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT...... 30
CERTAIN RELATIONSHIPS AND RELATED
 TRANSACTIONS........................... 31
SELLING SECURITYHOLDERS................. 33
DESCRIPTION OF SECURITIES............... 36
PLAN OF DISTRIBUTION.................... 37
LEGAL MATTERS........................... 37
EXPERTS................................. 37
GLOSSARY................................ 38
FINANCIAL STATEMENTS....................F-1

                                                                , 1996
                                                       ---------




- -------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

     Expenses payable by Registrant in connection with the issuance and distribution of the securities being registered hereby are as follows:

SEC Registration Fee.................              $  10,741
Accounting Fees and Expenses.........                 10,000*
Legal Fees and Expenses..............                 25,000*
Blue Sky Fees and Expenses...........                  5,000*
Printing, Freight and Engraving......                  2,000*
Miscellaneous........................                  2,259*
                                                      ------
            Total....................               $ 55,000
                                                      ======
- -------------------

     *Estimated.

Item 14. Indemnification of Directors and Officers.

     Section 7-109-101 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity wit the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, if the director had no reasonable cause to believe the director's conduct was unlawful.

     Article Twelfth of the Company's Restated Articles of Incorporation + Amendments filed as Exhibits 3.1, 3.2, 3.4 and 3.5 provides that the Company shall indemnify each director and each officer, his heirs, executors and administrators, against expenses reasonably incurred or liability incurred by him in connection with any action, suit or proceeding to which he may be made a party be reason of his being or having been a director or officer of the Company, except in relation to matters as to which he or she shall be finally adjudged in such action, suit or proceeding to be liable for fraud or misconduct, which right of indemnification shall not exclude other rights to which such person may be entitled.

     Article V of the Bylaws of the Company, filed as Exhibit 3.3 hereto, includes provisions requiring the Company to indemnify any person who was or is a party or is threatening to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company or other enterprise or an employee benefit plan against reasonably incurred expenses (including attorneys' fees), judgement, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him in connection with such action, suit or proceeding if it is determined by disinterested directors that such person conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the Company, that his conduct was in the Company's best interest, or (ii) in all other cases (except criminal cases) that his conduct was at least not opposed to the Company's best interest, or
(iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the person being indemnified is adjudged liable to the corporation or in connection with any proceeding charging that the person being indemnified derived an improper personal benefit, whether or not involving acting in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in the right of the Company shall be limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. Reasonable expenses (including attorneys' fees) incurred in defending an action, suit or proceeding) may be paid by the Company to any person being indemnified in advance of the final disposition of the action, suit or proceeding upon receipt of (i) a written affirmation by the person being indemnified as to his good faith and belief that he met the standards of conduct described by the Bylaws, (ii) a written undertaking, executed personally or on behalf of the person being indemnified, to repay such advances if it is ultimately determined that he did not meet the prescribed standards of conduct, and (iii) a determination is made by a disinterested director of the Company (as described in the Bylaws) that the facts then known to a disinterested director would not preclude indemnification. The Bylaws require that the Company report in writing to shareholders with or before notice of the next meeting of shareholders of any indemnification of or advance of expenses to any director under the indemnification provisions of the Bylaws.

Item 15.  Recent Sales of Unregistered Securities

     The following is information as to all securities of the Registrant sold by the Registrant within the past three years which were not registered under the Securities Act of 1933, as amended ("Securities Act").

     (a) Between September 13, 1994 and June 1, 1996, the Registrant issued 1,448,325 shares of its Common Stock to 37 persons which exercised Stock Purchase Warrants issued by the Registrant in a private offering completed on May 31, 1993. The exercise price of the Warrants was $0.40 per share, paid at the time of exercise. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Registrant's stock transfer agent. No underwriter was involved in the transaction. The Registrant issued the shares in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Regulation D thereunder. All of such persons had available to them material information concerning the Registrant. A Form D was filed in connection with the issuances.

     (b) Between March 8, 1996 and April 5, 1996, Registrant issued 14,000,000 shares of its Common Stock to 32 persons in a private placement. The purchase price for the shares was $0.50 per share. Allen & Company Incorporated served as placement agent in the private offering and received the compensation described in (m) below. The Registrant issued the shares in reliance upon exemptions from registration provided by Regulation D and Section 4(2) of the Securities Act. All of such persons had available to them material information concerning the Registrant. A Form D was filed in connection with the issuances. All purchasers represented that they were accredited investors as defined in Regulation D, and that the shares were being acquired for the investors' own account and not with a view to distribution. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Registrant's stock transfer agent.

     (c) On April 5, 1996, Registrant issued 600,000 shares of its Common Stock to two persons upon conversion of two outstanding unsecured promissory notes of the Registrant in the total principal amount of $300,000. Allen & Company
Incorporated  assisted the  Registrant in  connection  with the  conversion  and received the compensation described in (m below. The Registrant relied upon exemptions from registration under Section 4(2) of the Securities Act. All of such persons had available to them material information concerning the Registrant. Each of the persons represented that such person acquired the shares for the person's account and not with a view to distribution and that the investor is an accredited investor. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Registrant's stock transfer agent.

     (d) On November 15, 1994, the Registrant issued 8,000 shares of its Common Stock to P&M Petroleum Management for services rendered to the Registrant. The Registrant issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. P&M Petroleum Management represented to the Registrant that it acquired the shares for its own account and not with a view to distribution. P&M Petroleum Management had available to it all material information concerning the Registrant. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Registrant's stock transfer agent. No underwriter was involved in the transaction.

     (e) On February 27, 1995, the Registrant issued 100,000 shares of its Common Stock to Overseas Consulting Services Company, Inc. ("OCSCO") as partial consideration for the acquisition by the Registrant of an interest in Central Asian Petroleum (Guernsey), Limited ("CAP-G"). The Registrant issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. OCSCO represented to the Registrant that it acquired the shares for its own account and not with a view to distribution. OCSCO had available to it all material information concerning the Registrant. The certificates evidencing the shares issued bear appropriate restrictive legends under the
Securities  Act and  stop  transfer  instructions  have  been  placed  with  the
Registrant's   stock  transfer   agent.  No  underwriter  was  involved  in  the
transaction.

     (f) On September 13, 1994, the Registrant issued 200,067 shares of its Common Stock to Siedler Amdec Securities ("SAS") upon conversion of a debenture of the Registrant in the total principal amount as of the date of conversion of $75,025. The Registrant issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. SAS represented to the Registrant that it acquired the shares for its own account and not with a view to distribution. SAS had available to it all material information concerning the Registrant. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Registrant's stock transfer agent. No underwriter was involved in the transaction.

     (g) On April 12, 1995, the Registrant issued 4,250,000 shares of its Common Stock to seven persons in exchange for acquisition by the Registrant of all the outstanding stock of Central Asian Petroleum Delaware, Inc. ("CAP-D"). In consideration for the issuance of the shares the Registrant acquired 100% of the issued and outstanding stock of CAP-D. No underwriter was involved in the transaction. The Registrant issued the shares in reliance upon the exemptions from registration under Section 4(2) of the Securities Act. The persons to whom the shares were issued represented to the Registrant that they are accredited investors as defined under the Securities Act and that they acquired the shares for their own accounts and not with a view to distribution. Such persons had available to them all material information concerning the business and affairs of the Registrant. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Registrant's stock transfer agent.

     (h) On April 17, 1995, the Registrant issued 24,000 shares of its Common Stock to six individuals, three of whom were directors of the Registrant and four of whom (including one director) were employees of the Registrant as stock bonuses. The Registrant issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The individuals represented to the Registrant that they acquired the shares for their own accounts and not with a view to distribution. Such persons had available to them all material information concerning the Registrant. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Registrant's stock transfer agent. No underwriter was involved in the transaction.

     (i) On April 24, 1995, the Registrant issued 12,500 shares of its Common Stock to Frank C. Alexander, Jr. for services rendered to the Company. The Registrant issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The individual represented to the Registrant that he acquired the shares for his own account and not with a view to distribution. Mr. Alexander had available to him all material information concerning the Registrant. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Registrant's stock transfer agent. No underwriter was involved in the transaction.

     (j) On November 20, 1995, the Registrant issued 50,000 shares of its Common Stock to OCSCO as partial consideration for the acquisition by the Registrant of an interest in Central Asian Petroleum Guernsey, Limited ("CAP-G"). The Registrant issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. OCSCO represented to the Registrant that it acquired the shares for its own account and not with a view to distribution. OCSCO had available to it all material information concerning the Registrant. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Registrant's stock transfer agent. No underwriter was involved in the transaction.

     (k) On March 4, 1996, the Registrant issued 625,000 shares and on March 21, 1996, the Registrant issued an additional 60,000 shares to four persons in consideration for 25% of the outstanding shares of CAP-G owned byDarka Petrol Ticaret Ltd. Sti. ("DARKA"), controlled by the persons. The Registrant issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The persons represented to the Registrant that they acquired the shares for their own accounts and not with a view to distribution. Such persons had available to them material information concerning the Registrant. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Registrant's stock transfer agent. No underwriter was involved in the transaction.

     (l) On March 6, 1996, the Registrant issued 900,000 shares to two persons in consideration for the acquisition by the Registrant of 15% of the outstanding shares of CAP-G owned by the persons. The Registrant issued the shares in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The persons represented to the Registrant that they acquired the shares for their own accounts and not with a view to distribution. Such persons had available to them all material information concerning the Registrant. The certificates evidencing the shares issued bear appropriate restrictive legends under the Securities Act and stop transfer instructions have been placed with the Registrant's stock transfer agent. No underwriter was involved in the transaction.

     (m) Effective April 8, 1996, the Registrant issued its Stock Purchase Warrants entitling the holder to purchase 1,022,000 shares of the Registrant's Common Stock for $10.00 consideration to Allen & Company Incorporated, the placement agent in the Registrant's 1996 private placement described above and as compensation for assistance by the placement agent in the conversion of $300,000 of the Registrant's outstanding promissory note described above. The Registrant issued the warrants in reliance upon the exemption from registration under Section 4(2) of the Securities Act. Allen & Company Incorporated represented to the Registrant that it acquired the warrants for its own account and not with a view to distribution. Such person had available to it all material information concerning the Registrant. The certificate evidencing the warrants bears an appropriate restrictive legend under the Securities Act. No underwriter was involved in the transaction.

     (n) Between December 1995 and January 1996, the Registrant issued its Stock Purchase Warrants entitling the holders to purchase up to 780,000 shares of the Registrant's Common Stock at an exercise price of $0.25 per share to one individual, one pension plan, Brae Group, Inc., and Allen & Company, Incorporated in consideration for the making of loans to the Registrant by the individual, the plan and Brae and Company totaling $1,050,000 in November and December 1995. The Registrant issued the warrants in reliance upon the exemption from registration under Section 4(2) of the Securities Act. The persons represented to the Registrant that they acquired the warrants for their own accounts and not with a view to distribution. Such persons had available to them all material information concerning the Registrant. The certificates evidencing the warrants bears an appropriate restrictive legend under the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules.

     The following is a list of all exhibits filed as part of this  Registration
Statement  or,  as  noted,   incorporated  by  reference  to  this  Registration
Statement:

Exhibit No.             Description and Method of Filing
- -----------             ---------------------------------

            2.1 Stock Acquisition Agreement and Plan of Reorganization dated April 12, 1995 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc., incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

            2.2 Escrow Agreement dated April 12, 1995 between Chaparral Resources, Inc., the Shareholders of Central Asian Petroleum, Inc. and Barry W. Spector, incorporated by reference to Exhibit 2.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.


            2.3 Amendment to Stock Acquisition Agreement and Plan of Reorganization dated March 10, 1996 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc.,

            3.1 Restated Articles of Incorporation + Amendments, incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

            3.2 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated April 20, 1988, incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

            3.3         Bylaws,   as   amended   through   December   5,   1995,
                        incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

            3.4 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated June 21, 1995, incorporated by reference to Exhibit B to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

            3.5 Articles of Amendment to the Restated Articles of Incor-poration + Amendments dated July 17, 1996.

            5.1 Opinion of Hopper and Kanouff, P.C. on legality of shares of Common Stock.

            10.1 Royalty Participation Plan dated June 15, 1982, incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

            10.2 Chaparral Resources, Inc. 1989 Stock Warrant Plan effective May 1, 1989, incorporated by reference to
                        Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

            10.3 Target Benefit Plan effective December 1, 1990 incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.

            10.4 Deferred Compensation and Death Benefit Plan as amended November 15, 1991, incorporated by reference to Exhibit
                        10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.

            10.5 Promissory Note dated November 1, 1995 from Chaparral Resources, Inc. to Brae Group, Inc., incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated November 1, 1995.

            10.6 Purchase Agreement, dated effective January 12, 1996, between the Company and Guntekin Koksal (purchase of CAP-G shares) incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

            10.7 Letter Agreement, dated January 3, 1996, between the Company and certain stockholders of Darka Petrol Ticaret Ltd. Sti., together with Exhibits A--E, incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

            10.8 Amendment, effective March 4, 1996, to the Letter Agreement revising the terms pursuant to which the Company is to acquire all shares of CAP(G) stock owned by Darka Petrol Ticaret Ltd. Sti., incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

            10.9 Warrant Certificate entitling Allen & Company to purchase up to 1,022,000 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to
                        Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 1, 1996.

            10.10       Consulting  Agreement  dated   May  14,  1996  with  M-D
                        International Petroleum, Inc.

            16 Letter dated July 23, 1996 from Grant Thornton LLP confirming the circumstances pursuant to which Grant Thornton resigned as Registrant's principal independent accountants, incorporated by reference to Exhibit 16 to the Company's Current Report on Form 8-K dated July 23, 1996.


             21 Subsidiaries of the Registrant, incorporated by reference to Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

            23          Consent of Grant Thornton LLP.

            23.1        Consent  of   Hopper  and  Kanouff,  P.C.  (included  in
                        Exhibit 5.1)

            24          Power of  Attorney.  (Included on Signature  Page,  page
                        II-7.)

            27          Financial Data Schedule (not required).


Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

     (2) That for purposes of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado on July 31, 1996.

                          CHAPARRAL RESOURCES, INC.



                       By:/s/ Paul V. Hoovler
                          --------------------------------------------------
                          Paul V. Hoovler,
                          President and Chief Executive Officer



                       By:/s/ Matthew R. Hoovler
                          --------------------------------------------------
                          Matthew R. Hoovler, Principal Financial Officer and Principal Accounting Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                   Title                  Date
- ---------                   -----                  ----

/s/ Paul V. Hoovler         Director               July 31, 1996
- -----------------------
Paul V. Hoovler

/s/ Matthew R. Hoovler*     Director               July 31, 1996
- -----------------------
Matthew R. Hoovler

/s/ Frank H. Gower, Jr.*    Director               July 31, 1996
- -----------------------
Frank H. Gower, Jr.

/s/ Barry W. Spector*       Director               July 31, 1996
- -----------------------
Barry W. Spector

Signature                   Title                  Date
- ---------                   -----                  ----

/s/ Peter G. Dilling*      Director               July 31, 1996
- -----------------------
Peter G. Dilling

/s/ James A. Jeffs*        Director               July 31, 1996
- -----------------------
James A. Jeffs

/s/ Howard Karren*         Director               July 31, 1996
- -----------------------
Howard Karren

/s/ Jay W. McGee*          Director               July 31, 1996
- -----------------------
Jay W. McGee

*by /s/ Paul V. Hoovler
- -----------------------
       Attorney-In-Fact

                                  EXHIBIT INDEX

Exhibit               Description                                       Page No.
- -------               -----------                                       --------

2.1  Stock  Acquisition  Agreement  and Plan of  Reorganization  dated   N/A
     April 12, 1995 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc., incorporated by reference to Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

2.2  Escrow   Agreement   dated  April  12,  1995  between   Chaparral   N/A
     Resources,  Inc., the  Shareholders  of Central Asian  Petroleum,
     Inc. and Barry W. Spector,  incorporated  by reference to Exhibit
     2.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

2.3  Amendment   to   Stock   Acquisition   Agreement   and   Plan  of
     Reorganization dated March 10, 1996 between Chaparral Resources, Inc., and the Shareholders of Central Asian Petroleum, Inc.,

3.1  Restated Articles of Incorporation   +  Amendments,  incorporated   N/A
     by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

3.2  Articles of Amendment to the Restated Articles of Incorporation +   N/A
     Amendments  dated April 20,  1988,  incorporated  by reference to
     Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

3.3  Bylaws,  as amended  through  December 5, 1995,  incorporated  by   N/A
     reference to Exhibit 3.3 to the  Company's  Annual Report on Form
     10-K for the fiscal year ended November 30, 1995.

3.4  Articles of Amendment to the Restated  Articles of  Incorporation   N/A
     + Amendments dated June 21, 1995, incorporated by reference to Exhibit B to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 1995.

3.5 Articles of Amendment to the Restated Articles of Incorporation + Amendments dated July 17, 1996.

5.1 Opinion of Hopper and Kanouff, P.C. on legality of shares of Common Stock.

10.1 Royalty  Participation Plan dated June 15, 1982,  incorporated by   N/A
     reference to Exhibit 10.1 to the Company's  Annual Report on Form
     10-K for the fiscal year ended November 30, 1993.

10.2 Chaparral  Resources,  Inc. 1989 Stock Warrant Plan effective May   N/A
     1, 1989, incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1993.

10.3 Target Benefit Plan effective  December 1, 1990  incorporated  by   N/A
     reference to Exhibit 10.9 to the Company's  Annual Report on Form
     10-K for the fiscal year ended November 30, 1991.

10.4 Deferred  Compensation and Death Benefit Plan as amended November   N/A
     15, 1991, incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1991.

10.5 Promissory Note dated November 1, 1995 from Chaparral  Resources,   N/A
     Inc. to Brae Group,  Inc.,  incorporated  by reference to Exhibit
     10.1 to the Company's  Current  Report on Form 8-K dated November
     1, 1995.

10.6 Purchase Agreement, dated effective January 12, 1996, between the   N/A
     Company  and  Guntekin   Koksal   (purchase   of  CAP-G   shares)
     incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

10.7 Letter Agreement,  dated January 3, 1996, between the Company and   N/A
     certain stockholders of Darka Petrol Ticaret Ltd. Sti., together with Exhibits A--E, incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

10.8 Amendment,  effective  March 4,  1996,  to the  Letter  Agreement   N/A
     revising the terms pursuant to which the Company is to acquire all shares of CAP(G) stock owned by Darka Petrol Ticaret Ltd.
     Sti., incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

10.9 Warrant  Certificate  entitling Allen & Company to purchase up to   N/A
     1,022,000 shares of Common Stock of Chaparral Resources, Inc., incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated April 1, 1996.

10.10 Consulting Agreement dated May 14, 1996 with M-D International Petroleum, Inc.

16   Letter dated July 23, 1996 from Grant Thornton LLP confirming the   N/A
     circumstances pursuant to which Grant Thornton resigned as Registrant's principal independent accountants, incorporated by reference to Exhibit 16 to the Company's Current Report on Form
     8-K dated July 23, 1996.


21   Subsidiaries  of the  Registrant,  incorporated  by  reference to   N/A
     Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1995.

23   Consent of Grant Thornton LLP.

23.1 Consent of Hopper and Kanouff, P.C. (included in Exhibit 5.1)       N/A

24   Power of  Attorney. (Included  on Signature Page to Form S-1,       N/A
     page II-7 as filed July 8, 1996)

27   Financial Data Schedule (not required).                             N/A